Exhibit 10.1
EXECUTION FINAL
ASSET PURCHASE AGREEMENT
BETWEEN
SPARTON MEDICAL SYSTEMS COLORADO, LLC
AND
DELPHI MEDICAL SYSTEMS, LLC
July 9, 2010

TABLE OF CONTENTS

1. CONVEYANCE OF THE ACQUIRED ASSETS:	9

1.1 Acquired Assets Transaction	9
1.2 Certain Excluded Assets	9
A. Third Party Assets	9
B. Insurance	10
C. Records	10
D. Claims	10
E. Tax Refunds	10
F. Personnel Records	10
G. Privileged Information and Materials	10
H. Inventory	10
I. Cash	10
J. Excluded Contracts/Lease	10
K. Receivables	10
L. Certain Licenses	10
M. Deposits	11
1.3 Post-Closing Asset Deliveries	11
1.4 No Assumption of Retained Liabilities by Purchaser	11
1.5 Assumed Liabilities	12
1.6 Non-Assignability	12

2. NONDISCLOSURE AGREEMENT; confidentiality:	13

3. PURCHASE PRICE:	14

3.1 Purchase Price for Acquired Assets	14
3.2 Holdback	16
3.3 Purchase Price Allocation	16

4. EMPLOYEE MATTERS:	17

4.1 Salaried Employees	17
4.2 Hourly Employees	18
4.3 Transferred Employees	18
A. Assumed Employee Accrual	18
B. Employee Benefit Plans	19
C. Severance	19
D. COBRA	19
E. WARN Act	19
F. Cooperation	19

5. [INTENTIONALLY OMITTED.]	19

6. REPRESENTATIONS AND WARRANTIES	20

i

6.1 Warranties of Seller	20
A. Corporate Organization	20
B. Corporate Authority	20
C. No Conflict	20
D. No Joint Ventures	20
E. Title to Acquired Assets	20
F. Litigation	21
G. Compliance with Laws	21
H. Sufficiency of Assets	21
I. Financial Statements	21
J. [Intentionally Omitted.]	21
K. Absence of Certain Changes	21
L. Leased Real Property	22
M. Inventory	22
N. Intellectual Property	22
O. Employment and Labor Matters	23
P. Employee Benefits	23
Q. Contracts	24
R. Brokers	25
S. Licenses, Approvals, Other Authorizations	25
T. Environmental Matters	25
U. Taxes	26
V. Insurance	27
W. Product Warranty	27
X. Customers and Suppliers	27
Y. [Intentionally Omitted.]	27
Z. Accuracy of Information; Full Disclosure	27
AA. Certain Transactions	28
BB. Regulatory Compliance	28
CC. Survival	29
DD. Absence of Other Representations or Warranties	29
6.2 Warranties of Purchaser	29
A. Corporate Organization	29
B. Corporate Authority	29
C. No Conflicts	29
D. Consents and Approvals	30
E. Litigation	30
F. Brokers	30
G. Solvency	30
H. Availability of Funds	30
I. Compliance with Laws	30
J. Anti-Money Laundering	30
6.3 Fair Disclosure	31
6.4 Purchaser Acknowledgement	31

7. CONDITIONS TO CLOSING	31

7.1 Conditions to Obligations of Seller and Purchaser	31
A. No Law, Judgments, Etc	31
B. Excess Inventory	31
7.2 Conditions to Obligations of Purchaser	31

A. Accuracy of Warranties	32
B. Performance of Covenants	32
C. Third Party Consents	32
D. UCC, Tax Lien and Judgment Search Results	32
E. Phase 1	32
F. New Road 18 Lease	32
G. No Material Adverse Effect	32
7.3 Conditions to Obligations of Seller	32
A. Accuracy of Warranties	32
B. Performance of Covenants	33
C. Payment of Purchase Price	33
D. Road 18 Lease Termination	33
E. No Material Adverse Effect	33
F. Delivery of Purchaser’s Certificate	33

8. CLOSING:	33

8.1 Closing Date	33
8.2 Ancillary Agreements	33
8.3 Miller Road Sublease	33
8.4 Seller’s Deliveries	33
8.5 Purchaser’s Deliveries	34

9. CERTAIN ADDITIONAL COVENANTS	34

9.1 Continued Operations	34
9.2 Registrations, Filings and Consents; Further Actions	35
9.3 Further Assurances	35
9.4 Indemnification	37
A. LIMITATIONS OF LIABILITY	37
B. Seller’s Agreement to Indemnify	37
C. Purchaser’s Agreement to Indemnify	38
D. Limitations on Agreements to Indemnify	38
E. Third Party Indemnification	39
F. Not Exclusive Indemnifications	40
9.5 Exclusivity	40
9.6 Connectivity	40
9.7 Sunrise Agreement	41
9.8 Storage	41
9.9 FDA Regulatory Compliance	41
9.10 Warranty Claims	41
9.11 Software and Electronic Records	42

10. TAX MATTERS	43

10.1 Seller Responsibilities	43
10.2 Purchaser Responsibilities	43
10.3 Mutual Assistance	43

11. TERMINATION	43

12. MISCELLANEOUS	44

12.1 Notices	44
12.2 Bulk Sales Laws	45
12.3 Assignment	45
12.4 Entire Agreement	45
12.5 Waiver	45
12.6 Severability	45
12.7 Amendment	46
12.8 Expenses	46
12.9 Third Parties	46
12.10 Headings	46
12.11 Counterparts	46
12.12 Governing Law	46
12.13 Public Announcements	46
12.14 Venue and Retention of Jurisdiction	46
12.15 Risk of Loss	46
12.16 No Right of Setoff	46
12.17 Enforcement of Agreement	47
12.18 Dispute Resolution	47
12.19 Dollar Amounts	47
12.20 Jury Trial Waiver	47

ASSET PURCHASE AGREEMENT
     SPARTON MEDICAL SYSTEMS COLORADO, LLC, a Colorado limited liability company (“Sparton” or “Purchaser”), and DELPHI MEDICAL SYSTEMS, LLC, a Delaware limited liability company (“Delphi” or “Seller”), have entered into this Asset Purchase Agreement on July 9, 2010.
RECITAL:
     WHEREAS, the Seller desires to sell to Purchaser all of its right, title and interest in and to the Acquired Assets (as defined below), and Purchaser desires to make such purchase subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties and covenants contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree:
DEFINITIONS:
     The following terms, as used in this Agreement, have the following meanings whether used in the singular or plural (other terms are defined in Sections or Schedules to which they pertain):
     “Acquired Assets” mean all of Seller’s right, title and interest in and to the assets owned by or leased or licensed to the Seller and primarily used or held for use by Seller in connection with the operation of the Business (other than the Excluded Assets), including the following:
     A. Equipment and Personal Property;
     B. Inventory;
     C. Contracts;
     D. Licenses;
     E. Owned Intellectual Property;
     F. Information Technology Assets;
     G. Books and Records; and
     H. The right to use the bailed Third Party Assets, but only to the extent of Seller’s rights to use such bailed Third Party Assets.
     “Action” shall mean any action, suit, arbitration, inquiry, hearing, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.
     “Additional Salaried Employees” has the meaning set forth in Section 4.1.C.

     “Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits.
     “Allocation” has the meaning set forth in Section 3.3.A.
     “Ancillary Agreements” mean the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Non-Competition Agreement, the Escrow Agreement and the Miller Road Sublease.
     “Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Assumed Employee Accrual” has the meaning set forth in Section 4.3.A.
     “Assumed Liabilities” has the meaning set forth in Section 1.5.
     “Back-Up” has the meaning set forth in Section 9.11.
     “Base Inventory Value” has the meaning set forth in Section 3.1.B.
     “Baseline Report” has the meaning set forth in Section 3.1.D.
     “Books and Records” shall mean all of Seller’s books and records (or copies of relevant portions thereof) primarily relating to the Acquired Assets, the Assumed Liabilities or the operations of the Business as of the Closing Date, other than Tax Returns and related work papers for taxable periods ending on or prior to the Closing Date.
     “Business” means the Seller’s contract manufacturing business conducted at the Facility, pursuant to which Seller manufactures various products pursuant to the Customer Contracts.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Detroit, Michigan are authorized or obligated by law or executive order to close.
     “Closing” has the meaning set forth in Section 8.1.
     “Closing Date” means the date of Closing.
     “Confidential Information” has the meaning set forth in Section 2.2.
     “Consent” means any consent, approval, authorization, waiver, permit, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated by this Agreement.
     “Contracts” shall mean all existing contracts, leases, subleases, licenses, sublicenses and similar binding agreements, commitments and arrangements of Seller primarily related to the Business, whether written or oral, and all rights thereunder, including, without limitation, the contracts set forth on Schedule 6.1.Q(i) hereto, the Supplier Contracts and the Customer Contracts, and all contracts, leases, subleases, licenses, sublicenses and similar binding agreements, commitments and arrangements of Seller primarily related to the Business, whether written or oral, and all rights thereunder, arising from the conduct of the Business that are entered into between the date of this Agreement and the Closing Date.
     “Customer Contracts” mean those purchase orders and supply agreements primarily related to the Business pursuant to which Seller provides goods or services necessary for the manufacture or assembly of goods to its customers, which are listed on Schedule B and are outstanding on the Closing Date.
     “Data Maintenance Period” has the meaning set forth in Section 9.11.B.
     “Defending Party” has the meaning set forth in Section 12.18.
     “Demanding Party” has the meaning set forth in Section 12.18.
     “Disclosure Schedule(s)” has the meaning set forth in Section 9.3.C.
     “Divested Products Data” has the meaning set forth in Section 9.11.C.
     “Employee Benefit Plans” means savings, profit sharing, retirement, incentive, health, dental, death, accident, disability, executive or deferred compensation, hospitalization, severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting contracts, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals and written statements of policies, practices or understandings relating to employment.
     “Environmental, Health and Safety Laws” shall mean all applicable statutes, laws, ordinances, rules, regulations, codes, injunctions, judgments, orders and decrees thereunder: (a) of the United States of America; (b) of any state or local governmental subdivision within the United States of America; and (c) of any foreign nations (and all agencies, departments, courts or any other subdivision of any of the foregoing, that has jurisdiction) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemical, industrial, Hazardous Substances or toxic substances or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental, Health and Safety Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended.
     “Equipment” means all machinery and equipment owned by Seller and used primarily in the Business, including, without limitation, as set forth on Schedule A, and all attachments and accessories to such items, together with the Tooling.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Account” has the meaning set forth in Section 3.2.
     “Escrow Agreement” has the meaning set forth in Section 3.2.
     “Escrow Period” has the meaning set forth in Section 3.2.
     “Excess Inventory” shall mean any Inventory set forth on the Baseline Report that is remaining on hand and for which no binding customer purchase order exists (or relates to the Inventory) immediately prior to the expiration of the Excess Inventory Review Period, calculated as set forth on Schedule 3.1.D.
     “Excess Inventory Objection Notice” has the meaning set forth in Section 3.1.D(iii).
     “Excess Inventory Review Period” shall mean the eighteen (18) month period following the Closing.
     “Excluded Assets” means assets not included in the Acquired Assets, including as set forth in Section 1.2.
     “Excluded Business” means all business of the Seller other than the Business, including, without limitation, Seller’s design, development, manufacture, assembly, testing, distribution and sale of portable oxygen concentrator products, infusion devices and remote monitoring systems.
     “Facility” means Seller’s manufacturing facilities located at 4300 Godding Hollow, Frederick, Colorado 80504 and 7755 Miller Drive, Frederick, Colorado 80504, where Seller conducts the Business, which facilities Seller leases pursuant to the Leases.
     “FDA” means the Federal Food and Drug Administration.
     “Final Excess Inventory Value” has the meaning set forth in Section 3.1.D.
     “Final Inventory Value” has the meaning set forth in Section 3.1.B.
     “Financial Statements” has the meaning set forth in Section 6.1.I.
     “Food and Drug Laws” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all similar state, local and foreign laws or ordinances.
     “Governmental Entity” means any United States federal, state or local, tribunal, legislative, executive, governmental, quasi-governmental or regulatory authority, self-regulatory authority, agency, department, commission, instrumentality or body having governmental authority with respect to the transactions contemplated hereby, under applicable law.
     “Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as or that are listed under any of the Environmental, Health and Safety Laws. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) petroleum or petroleum products; (b) polychlorinated biphenyls; (c) asbestos containing materials; and (d) urea formaldehyde.
     “Holdback” means an amount equal to twenty-five percent (25%) of the Purchase Price.

     “Indemnification Claim” has the meaning set forth in Section 9.4.E.
     “Information Technology Assets” means those information technology assets owned by Seller, used primarily in the Business and set forth on Schedule A-1.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Intellectual Property” shall mean all of the following, in any jurisdiction throughout the world, to the extent owned by Seller and used or held for use by Seller primarily or exclusively in or for the operation of the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); (g) all other proprietary rights; (h) all goodwill associated with any of the foregoing; (i) all remedies against infringement of any of the foregoing; and (j) all rights to protection of interests in any of the foregoing.
     “Inventory” means all raw materials, work-in-process, finished products, stores, stock, supplies, packaging and spare parts owned by Seller, used primarily in the Business and existing as of the Closing Date, whether on hand or in transit.
     “Knowledge” with respect to the Seller means the actual knowledge of the individuals listed on Schedule 6.1 after reasonable investigation and reasonable inquiry of the appropriate employees or other individuals having responsibility for such matters. “Knowledge” with respect to Purchaser means the actual knowledge of the individuals listed on Schedule 6.2 after reasonable investigation and reasonable inquiry of the appropriate employees or other individuals having responsibility for such matters.
     “Laws” means laws, ordinances, codes, standards, administrative rulings or regulations of any applicable federal, state, local or foreign governmental authority.
     “Lease(s)” means the lease(s) pursuant to which Seller leases the building located at 4300 Godding Hollow, Frederick, Colorado 80504 (the “Road 18 Lease”), and the lease for the building located at 7755 Miller Drive, Frederick, Colorado 80504 (the “Miller Road Lease”).
     “Leased Real Property” shall have the meaning set forth in Section 6.1.L hereof.
     “Letter of Intent” shall have the meaning set forth in Section 9.5.

     “Licenses” shall mean those licenses, permits, authorizations, approvals, franchises, orders, registrations, certificates, variances and similar rights issued by any Governmental Entity that are primarily related to the Business.
     “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Tax liability.
     “Lien” means any lien (including tax liens and any statutory or common law liens, possessory or otherwise), charge, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction) and any monetary amounts which are secured by any Lien.
     “Manufactured”, as used in Sections 1.4.B and 1.4.C below, shall mean fully assembled with all required testing completed.
     “Material Adverse Effect” or a “Material Adverse Change” means any change, development, effect or event that has or could reasonably be expected to have a material adverse effect on the business, assets, conditions (financial or otherwise), operating results or operations of the Business or the Acquired Assets, taken as a whole, or to the ability of Seller to consummate timely the transactions contemplated hereby, except any change or event resulting from, relating to or arising out of: (i) any act or omission of Seller (excluding any act contemplated herein) taken with the prior written consent of the Purchaser; (ii) national or international political or social conditions, including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon such country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of any such countries; (iii) changes in generally accepted accounting principles in the United States; (iv) any existing event, occurrence or circumstances listed in any Schedule provided under Article 6 of this Agreement or the Supplement or with respect to which the Purchaser has Knowledge; (v) any adverse change in or effect on the Acquired Assets that is cured or for which an offer to cure has been made by Seller to Purchaser’s reasonable satisfaction, before the earlier of: (a) the Closing Date; and (b) the date on which this Agreement is terminated pursuant to Article 11; or (vi) any act of God or other force majeure type event.
     “Material Contracts” has the meaning set forth in Section 6.1.Q.
     “Miller Road Sublease” has the meaning set forth in Section 8.3.
     “Most Recent Financial Statements” has the meaning set forth in Section 6.1.I.
     “Most Recent Fiscal Month End” has the meaning set forth in Section 6.1.I.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 6.1.I.
     “New Road 18 Lease” has the meaning set forth in Section 7.2.F.

     “Non-Competition Agreement” shall mean the Non-Competition Agreement of Seller and its Affiliates relating to previous and existing customers of the Business as described in such agreement, in substantially the form attached hereto as Exhibit 8.4.D, to be executed and delivered at the Closing.
     “Nondisclosure Agreement” means the nondisclosure and confidentiality letter agreement dated October 29, 2009 executed by Sparton Corporation and Seller.
     “Notice” has the meaning set forth in Section 12.18.
     “Objection Notice” has the meaning set forth in Section 3.1.C(i).
     “OFAC” has the meaning set forth in Section 6.2.J.
     “Ordinary Course of Business” means the usual, regular and ordinary course of business consistent with past custom and practice of Seller.
     “Organizational Documents” means: (i) the articles of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles or certificate of organization and the operating agreement or other document intended to govern the structure and/or internal affairs of a limited liability company; (v) any charter, agreement, indenture or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to the foregoing.
     “Owned Intellectual Property” means Intellectual Property that, as of the Closing Date, is: (i) owned by Seller; and (ii) used primarily in the Business.
     “Party” or “Parties” means Purchaser and Seller.
     “Permitted Lien” means: (i) purchase money security interests arising in the Ordinary Course of Business listed on Schedule 6.1.E; (ii) security interests relating to vendor tooling arising in the Ordinary Course of Business; (iii) any Lien that may be created by or on behalf of Purchaser; and (iv) in relation to Leased Real Property: (a) Liens relating to any current real estate or ad valorem taxes or assessments not yet delinquent or being contested in good faith by appropriate proceedings; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of Law in the Ordinary Course of Business for obligations which are not delinquent and which will be paid or discharged in the Ordinary Course of Business that would not, individually or in the aggregate, materially impair the use or occupancy of the Facility; and (c) matters which an ALTA survey would disclose.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.
     “Personal Property” shall mean all of the tangible personal property of Seller, other than Inventory used or held for use by Seller primarily in connection with the Business, whether or not reflected in the Financial Statements, including, without limitation, all machinery, furniture, fixtures, equipment, computer hardware, tools, dies and repair and replacement parts, except to the extent disposed of in the Ordinary Course of Business prior to the Closing Date, and such additional items as are acquired by Seller for use primarily in connection with the Business in the Ordinary Course of Business prior to the Closing Date; provided, however, that the Personal Property does not include Intellectual Property or Technical Documentation.
     “Purchase Price” has the meaning set forth in Section 3.1.A.
     “Purchaser” means Sparton Medical Systems Colorado, LLC, a Colorado limited liability company.
     “Purchaser Damages” has the meaning set forth in Section 9.4.B.
     “Purchaser MAE Certificate” has the meaning set forth in Section 8.5.D.
     “Restoration” has the meaning set forth in Section 9.11.
     “Retained Liabilities” means Seller’s Liabilities other than the Assumed Liabilities.
     “Sale” means the sale, transfer and assignment of the Acquired Assets from Seller to Purchaser in accordance with this Agreement.
     “SDN List” has the meaning set forth in Section 6.2.J.
     “Seller” means Delphi Medical Systems, LLC, a Delaware limited liability company.
     “Seller Damages” has the meaning set forth in Section 9.4.C.
     “Sunrise Agreement” means that certain Development and Supply Agreement dated January 28, 2004 between Seller (as assignee of Delphi Medical Systems Corporation) and Sunrise Medical, Inc., as amended.
     “Sunrise Data” has the meaning set forth in Section 9.11.B.
     “Supplement” has the meaning set forth in Section 9.3.C.
     “Supplier Contracts” mean all Seller purchase orders and supply agreements for goods or services primarily related to the operation of the Business, and product warranty or service agreements related to such purchase orders and supply agreements, which are listed on Schedule C and are outstanding on the Closing Date.
     “Tax(es)” means any tax or similar governmental charge, impost or levy whatsoever (including, without limitation, income, franchise, transfer taxes, use, gross receipts, goods and services value added, employment, excise, ad valorem, property, withholding, payroll, social contribution, customs duty, minimum or windfall profit taxes or transfer fees), together with any related penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.
     “Tax Returns” mean any return, declaration, report, claim for refund or information return or statement, or any other similar filings related to Taxes, including any schedule or attachment thereto.
     “Technical Documentation” means all documented technical information owned by the Seller that is currently in the files of the Business or is used primarily in the Business.

     “Third Party Assets” has the meaning set forth in Section 1.2.A.
     “Tooling” means all tooling, gauges, dies, fixtures, test and assembly fixtures, patterns, casting patterns, cavities, molds, prototype tooling, engineering product testing tooling and fixtures and similar items owned by Seller and used primarily in connection with the Business, wherever located.
     “Transition Services Agreement” means the Transition Services Agreement between the Parties, substantially in the form of Exhibit 8.4.C, to be executed and delivered at Closing. The Transition Services Agreement shall provide, in part, that Sparton shall provide up to two hundred (200) hours access after the Closing, on the terms set forth in the Transition Services Agreement, to the Agile support system.
     “Transferred Employees” means the Transferred Salaried Employees, the Additional Salaried Employees and the Transferred Hourly Employees.
     “Transferred Hourly Employees” means the hourly employees who are employed by Sellers in connection with the Business, immediately prior to Closing and identified on Schedule 4.2.A.
     “Transferred Salaried Employees” means the salaried employees who are employed by Sellers in connection with the Business, immediately prior to Closing and identified on Schedule 4.1.A.
     “USA Patriot Act” has the meaning set forth in Section 6.2.J.
     “Warranty Dispute” has the meaning set forth in Section 9.10.B.
     “Warranty Invoice” has the meaning set forth in Section 9.10.B.
1. CONVEYANCE OF THE ACQUIRED ASSETS:
     1.1 Acquired Assets Transaction. Upon the terms and subject to the conditions set forth in this Agreement at Closing (unless otherwise expressly provided in this Agreement or the Ancillary Agreements) Seller will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase, accept and acquire from Seller, the Acquired Assets, free and clear of all Liens other than the Permitted Liens. Purchaser will take ownership of the Acquired Assets wherever the same are located.
     1.2 Certain Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreements, the following properties and assets of Seller will not be included in the Acquired Assets:
     A. Third Party Assets. Any machinery, Equipment, Inventory, Tooling, dunnage or containers owned by any third party, and the other items owned by any third party, including the items listed on Schedule 1.2.A, and including third party bailed assets (“Third Party Assets”); provided, that, to the extent the Seller has any rights pertaining to such bailed Third Party Assets, those rights will be transferred as part of the Acquired Assets.

     B. Insurance. Insurance coverage and insurance policies relating to the Acquired Assets or the Business or their development, manufacture or sale, including any and all claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums.
     C. Records. Any Books and Records that Seller is required by Law to retain, all Tax Returns of Seller for time periods prior to Closing, related work papers, and all “Delphi” marked sales and promotional materials and brochures; provided, however, that Seller shall provide reasonable access to Purchaser to such retained Books and Records and other materials in connection with Seller’s operation of the Business after the Closing for a period of eighteen (18) months.
     D. Claims. All claims, defenses, causes of action or claims of any kind relating to either the Excluded Assets or Retained Liabilities, but only to the extent not relating to the Business.
     E. Tax Refunds. All refunds, credits, prepayments or deferrals of or against any Taxes that are not Assumed Liabilities.
     F. Personnel Records. All work histories, personnel and medical records of employees and former employees of Seller who are not Transferred Employees for whom a record exists at the time of Closing; provided, however, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, the Purchaser will be provided the originals of all personnel and medical records of any employee hired by the Purchaser in compliance with applicable Laws. If any employee objects to provision of personnel or medical records to Purchaser, the records will not be provided, except to the extent the Parties mutually determine that provision of the records to such Purchaser over the objections by the employee is permitted by applicable Law.
     G. Privileged Information and Materials. Information and materials protected by the attorney-client privilege (or its equivalent in jurisdictions outside of the United States).
     H. Inventory. All Inventory which will have been transferred or disposed of by Seller prior to Closing in the Ordinary Course of Business.
     I. Cash. All cash, certificates of deposit, marketable securities, short-term investments and other cash equivalents of Seller.
     J. Excluded Contracts/Lease. The Road 18 Lease, the Miller Road Lease and the Sunrise Agreement.
     K. Receivables. All accounts receivable of Seller relating to the period prior to Closing.
     L. Certain Licenses. Any and all Licenses and utilities that are non-transferable or that are shared with other businesses of Seller or its Affiliates and identified on Schedule 1.2.L.

     M. Deposits. All deposits and prepayments related to the Leases or to utilities for the Facility.
     1.3 Post-Closing Asset Deliveries. Subject to Section 1.2 above, should Seller or Purchaser, in its reasonable discretion, determine after the Closing that any Acquired Assets (including Books and Records) are still in the possession of Seller, Seller will promptly deliver them to Purchaser at no cost to Purchaser. Should Seller or Purchaser, in its reasonable discretion, determine after the Closing that books, records or other materials not included in the Acquired Assets or otherwise constituting Excluded Assets were delivered to Purchaser, Purchaser will promptly return them to Seller at no cost to Seller.
     1.4 No Assumption of Retained Liabilities by Purchaser. Purchaser will not assume or have any responsibility for the Retained Liabilities. Seller shall retain and pay and perform when due all of the Retained Liabilities. The Retained Liabilities shall include the following, other than to the extent relating to a breach, action or inaction by Purchaser after Closing or any Assumed Liabilities:
     A. All accounts payable of Seller relating to goods or services delivered during the pre-Closing period;
     B. All Liabilities of Seller in respect of returns, recalls and warranty claims for products Manufactured or sold by Seller prior to the Closing Date;
     C. All product liability and similar claims for injury to person (including death) or property (real or personal) in connection with any products Manufactured or sold by Seller prior to the Closing Date;
     D. All Liabilities for claims arising out of or relating to Seller’s employment relationship with any employees of Seller or with contractors of Seller prior to the Closing, whether or not hired by Purchaser, including, without limitation, any unemployment compensation claims, worker’s compensation claims, commissions and claims for race, age, sex and other forms of discrimination and harassment to the extent arising out of or relating to actions or events occurring prior to the Closing;
     E. Other than as specifically set forth in Section 4.3.A, all Liabilities of Seller or any of its Affiliates: (i) under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, commission, bonus, incentive, severance pay, group insurance or other similar Employee Benefit Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement or any employment or contractor or sales representative agreements, whether express or implied, applicable to any of Seller’s employees at any time prior to the Closing, and any assessments, fines, penalties or monetary damages arising out of the operation of such plans prior to the Closing Date; and (ii) for any other compensation or benefits, payable or in the future to be payable to any past or present employee or independent contractor of Seller relating to the period prior to the Closing Date;
     F. All other Liabilities with respect to or arising out of Seller’s employment of any of Seller’s employees or their termination by Seller whether prior to or after the Closing Date;

     G. All Liabilities arising out of any wrongful or unlawful violation or infringement by Seller or any of its Affiliates of any Intellectual Property of any person or entity prior to the Closing Date, including with respect to products manufactured or sold by Seller prior to the Closing Date;
     H. All Liabilities arising out of claims alleging damage to the environment or similar claims against Seller related to the use, occupation, ownership or operation by Seller of the Leased Real Property prior to the Closing Date, including any Liabilities under any Environmental, Health and Safety Laws;
     I. All Liabilities of Seller arising out of any Action arising out of or relating to matters or events occurring prior to the Closing Date;
     J. All Liabilities of Seller in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement or otherwise;
     K. All Liabilities of Seller arising out of, under or in connection with any of the Excluded Assets;
     L. Except as expressly provided in Section 1.5, all other Liabilities of Seller arising out of or relating to matters or events occurring prior to the Closing Date; and
     M. All Liabilities related to the Excluded Business.
     1.5 Assumed Liabilities. Purchaser will assume and have responsibility for the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means, other than to the extent relating to a breach, action or inaction by Seller prior to Closing or any Retained Liabilities: (i) liabilities specifically assumed by Purchaser under this Agreement or the Ancillary Agreements; (ii) obligations arising post-Closing relating to Purchaser’s ownership or use of the Acquired Assets; (iii) obligations arising post-Closing under the Contracts and Employee Benefit Plans assigned to Purchaser pursuant to this Agreement; (iv) liabilities arising out of the post-Closing conduct of the Business; and (v) liabilities arising post-Closing with respect to any Transferred Employee or the Employee Benefit Plans.
     1.6 Non-Assignability. To the extent that any Contract or License included in the Acquired Assets is not capable of being assigned to Purchaser at Closing, without the Consent of the other party thereto, or if such assignment or attempted assignment would constitute a breach thereof, this Agreement shall not constitute an assignment thereof, or an attempted assignment, unless any such Consent is obtained. At Purchaser’s request, Seller will use commercially reasonable efforts, which will not include the incurrence of any liability to the other party to the Contract, to obtain such party’s Consent to the assignment. Purchaser will cooperate with Seller in its efforts to obtain the Consents. Seller will have no liability to Purchaser in the event that any Consent to assignment of any Contract is not obtained.
     A. In the event: (i) a Contract or License prohibits the assignment by Seller of its rights and obligations thereunder; or (ii) Seller has not obtained the necessary Consents to assignment from all parties prior to the Closing Date, during the eighteen (18) month period commencing with Closing, Seller shall cooperate with Purchaser at no cost to Seller in any reasonable and lawful arrangements designed to provide for Purchaser the benefits under such Contracts or Licenses accruing after the Closing, including the enforcement for the benefit and at the expense of Purchaser of any rights comparable to the rights previously enjoyed by Seller in connection with such Contracts or Licenses.
     B. To the extent that Purchaser is provided the benefits under a Contract or License as set forth in Section 1.6.A, Purchaser will perform, on behalf of Seller, the obligations of Seller (including payment obligations) under or in connection with such Contracts and Licenses. If Purchaser fails to perform to the extent required under this Section 1.6.B, Seller, after providing fifteen (15) days prior written notice or such other notice period as is reasonable under the circumstances, which notice period will not be less than any cure period provided in the underlying Contract or License, without waiving any rights or remedies that it may have under this Agreement or applicable Laws, may suspend its performance under Section 1.6.A with respect to the Contract or License that is the subject of such failure to perform unless and until such situation is remedied; or Seller may perform in a reasonable manner at Purchaser’s sole cost and expense, in which case Purchaser will reimburse Seller’s reasonable costs of such performance without mark-up, immediately upon receipt of an invoice.
     C. Seller will have no liability to Purchaser arising out of the provision of the benefits of any Contract or License under this Section 1.6 other than for gross negligence or willful misconduct and will have no Liability for actions taken under this Section 1.6 in connection with the request or direction of Purchaser. Purchaser will reimburse Seller and will hold Seller harmless from and against all Liabilities incurred or asserted as a result of Seller’s post-Closing direct or indirect performance, requested by Purchaser under this Section 1.6, under management or ownership of any non-assignable Contract or License, other than arising in connection with Seller’s gross negligence or willful misconduct.
2. NONDISCLOSURE AGREEMENT; CONFIDENTIALITY:
     2.1 Effective as of the Closing, each of Purchaser and Sparton Corporation will be deemed to be released of its obligations arising under the Nondisclosure Agreement with respect only to Evaluation Material related to the Acquired Assets; provided, however, from and after the Closing, Paragraph 7 of the Nondisclosure Agreement shall remain in full force and effect with respect to any persons not hired by Purchaser pursuant to the terms of this Agreement.
     2.2 From and after the Closing, Seller shall, and shall cause its Affiliates to, hold in strict confidence and not use to the detriment of Purchaser, any non-public, confidential or proprietary information with respect to this Agreement, the Business and the Acquired Assets (the “Confidential Information”). Confidential Information does not include information that: (i) is or has become generally available to the public other than as a result of improper disclosure by Seller or Seller’s Affiliates; or (ii) Seller or any of Seller’s Affiliates is required by Law to disclose, provided that Seller shall endeavor to give Purchaser such notice as may be reasonable under the circumstances so that Purchaser may attempt to obtain a protective order.

3. PURCHASE PRICE:
     3.1 Purchase Price for Acquired Assets:
     A. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Acquired Assets will be $8,000,000 (the “Purchase Price”). The Purchase Price, reduced by the amount of the Assumed Employee Accrual as provided under Section 4.3.A below, and reduced by the Holdback, will be paid by Purchaser on the Closing Date as set forth herein.
     B. The Purchase Price shall be adjusted downward dollar-for-dollar by the amount by which the total value of all Inventory acquired by Purchaser hereunder, as calculated in accordance with Schedule 3.1.C (the “Final Inventory Value”), is less than Ten Million Dollars ($10,000,000) (the “Base Inventory Value”) and the Purchase Price shall be adjusted upward Fifty Cents ($.50) for each dollar by the amount by which the Final Inventory Value is greater than the Base Inventory Value.
     C. As promptly as practicable following the Closing Date, Purchaser shall prepare a calculation of the Final Inventory Value as of the Closing Date, based on a physical count of Inventory that was conducted by Seller from June 18, 2010 to June 24, 2010. The Final Inventory Value shall be determined in accordance with generally accepted accounting principles, valued on a first in, first out basis and consistent with the valuation principles and practices identified in Schedule 3.1.C. The Final Inventory Value will reflect reserves for excess and obsolete Inventory that are consistent with the reserves for excess and obsolete Inventory determined in accordance with the valuation principles and practices identified in Schedule 3.1.C. Purchaser shall deliver the Final Inventory Value to Seller promptly upon completion of such calculation.
     (i) Within thirty (30) days after receiving the Final Inventory Value from Purchaser, Seller shall deliver to Purchaser a detailed statement describing Seller’s objections, if any, to the Final Inventory Value, or stating that Seller has no objections to the Final Inventory Value. If Seller has no objections to the Final Inventory Value, the Final Inventory Value shall become final and binding upon the parties. If Seller delivers to Purchaser within such thirty (30) day period a statement of Seller’s objections to the Final Inventory Value (the “Objection Notice”), the Parties will endeavor to reconcile any differences and agree upon an adjusted Final Inventory Value. If the Parties are unable to agree upon an adjusted Final Inventory Value within thirty (30) days following Purchaser’s receipt of Seller’s Objection Notice, at the request of either Party the outstanding matters shall be submitted for resolution to Plante Moran or, if either Party is utilizing the services of Plante Moran, such other accounting firm as the Parties mutually agree. Each of the Parties shall bear one-half (1/2) of the fees and expenses of the accounting firm. Such accounting firm’s scope of review shall be limited to only those items of disagreement specified in Seller’s Objection Notice and any items described by Purchaser in response to Seller’s Objection Notice. Such accounting firm shall make a final determination of the issues in dispute and prepare an adjusted Final Inventory Value as promptly as practicable, but in no event more than forty-five (45) days after engagement, and both Parties agree to cooperate fully with such accounting firm. The adjusted Final Inventory Value prepared by such accounting firm shall be final and binding upon the Parties.

     (ii) If the Final Inventory Value as determined above is less than the Base Inventory Value, Purchaser shall, at Seller’s option, deduct the shortfall amount from the Holdback or Seller shall pay such shortfall amount in immediately available funds, in each case within five (5) days following final determination of the Final Inventory Value. If the Final Inventory Value as determined above is greater than the Base Inventory Value, Purchaser shall pay Seller fifty percent (50%) of the difference in immediately available funds within five (5) days following determination of the Final Inventory Value.
    D. Within thirty (30) days after the expiration of the Excess Inventory Review Period, Purchaser shall deliver a calculation of the Excess Inventory in accordance with Schedule 3.1.D (the “Final Excess Inventory Value”), together with a representation that such Final Excess Inventory Value is true and correct. The baseline for the determination of the amount of Excess Inventory shall be calculated in accordance with the valuation principles and practices set forth on Schedule 3.1.C and shall be the amount of Inventory on hand as of July 31, 2010, less the amount of Inventory necessary to fulfill the most current customer forecasts as provided by each customer of the Business, as agreed upon by the Parties (the “Baseline Report”).
     (i) During the Excess Inventory Review Period, Purchaser shall use best efforts to enforce the terms and conditions of any Contract with customers relating to Inventory, including terms and conditions relating to Inventory repurchase, stagnant Inventory and the current term of the Contract. Further, during the Excess Inventory Review Period, Purchaser shall not enter into any amendment to any Contract or revise or compromise the terms of any Contract relating to Inventory, including terms and conditions relating to Inventory repurchase, stagnant Inventory or acceleration of termination of a Contract, to the detriment of Seller.
     (ii) During the Excess Inventory Review Period, Purchaser shall provide to Seller a quarterly report by part number in a format consistent with the Baseline Report, indicating the beginning Inventory balance, actual usage, quarterly Inventory balance and rolling twelve (12) month forecast. Purchaser shall provide Seller or its designee with reasonable access to review the Excess Inventory from Closing until expiration of the Excess Inventory Review Period, with prior written notice and during normal business hours or as otherwise agreed by the Parties, to review the books, records and Inventory relating to the Baseline Report, at Seller’s cost. Seller’s review and activities at the Facility shall not unreasonably interfere with any ongoing production at the Facility.
     (iii) Within thirty (30) days after receiving the Final Excess Inventory Value from Purchaser, Seller shall deliver to Purchaser a detailed statement describing Seller’s objections, if any, to the Final Excess Inventory Value, or stating that Seller has no objections to the Final Excess Inventory Value. If Seller has no objections to the Final Excess Inventory Value, the Final Excess Inventory Value shall become final and binding upon the Parties. If Seller delivers to Purchaser within such thirty (30) day period a statement of Seller’s objections to the Final Excess Inventory Value (the “Excess Inventory Objection Notice”), the Parties will endeavor to reconcile any differences and agree upon an adjusted Final Excess Inventory Value. If the Parties are unable to agree upon an adjusted Final Excess Inventory Value within thirty (30) days following Purchaser’s receipt of Seller’s Excess Inventory Objection Notice, at the request of either Party the outstanding matters shall be submitted for resolution in accordance with the provisions of Section 3.1.C(i).
     (iv) If the Final Excess Inventory Value as determined above is zero, Purchaser shall pay Seller, in immediately available funds, the amount of One Hundred Thousand Dollars ($100,000) within five (5) days following final determination of the Final Excess Inventory Value. If the Final Excess Inventory Value as determined above is more than zero but is less than One Hundred Thousand Dollars ($100,000), Purchaser shall pay Seller, in immediately available funds, the difference between the Final Excess Inventory Value and One Hundred Thousand Dollars ($100,000) within five (5) days following final determination of the Final Excess Inventory Value. If the Final Excess Inventory Value as determined above is greater than One Hundred Thousand Dollars ($100,000), Seller shall pay Purchaser (or, at Seller’s option, Purchaser may deduct from the Holdback) the amount of the Final Excess Inventory Value, up to a maximum of Two Million Dollars ($2,000,000) within five (5) days following determination of the Final Excess Inventory Value. Further, if, during the six (6) month period following expiration of the Excess Inventory Review Period, Purchaser receives a payment from any customer related to Excess Inventory included in the Final Excess Inventory Value for which Seller has paid Purchaser, then Purchaser shall remit such payment to Seller.
     (v) Purchaser will not scrap or otherwise dispose of any Excess Inventory included in the Final Excess Inventory Value for which Seller has paid Purchaser, other than sale to the applicable customer without Seller’s prior written consent. Seller shall have the option, at any time during the six (6) month period following expiration of the Excess Inventory Review Period, to take ownership and possession of any Excess Inventory included in the Final Excess Inventory Value for which Seller has paid Purchaser. Purchaser shall permit Seller to store any such Excess Inventory owned by Seller at the Facility for a reasonable period of time and will provide Seller with reasonable access to the Facility to remove any such Excess Inventory.
     3.2 Holdback. Subject to the terms and conditions herein, at the Closing, Purchaser shall deposit the Holdback in an interest bearing account (the “Escrow Account”) pursuant to an Escrow Agreement substantially in the form of Exhibit 3.2 hereto (the “Escrow Agreement”), for a period of eighteen (18) months after the Closing Date (the “Escrow Period”); provided, however, for purposes of Section 3.1.D, the Escrow Period shall continue for an additional thirty (30) day period. The Holdback shall be distributed in accordance with the terms of the Escrow Agreement.
     3.3 Purchase Price Allocation:
     A. Within sixty (60) days after the final determination of the Purchase Price pursuant to Sections 3.1.B and 3.1.C above, the Parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities (and all other capitalized costs) among the Acquired Assets and the other agreements provided for herein for all purposes (including financial accounting and tax purposes) (the “Allocation”).

     B. Purchaser and Seller will each report the federal, state and local income Tax consequences of the Sale in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Internal Revenue Code (or any successor form or successor provision of any future Tax law) with their respective federal income Tax returns for the taxable year that includes the Closing Date, and none of the Parties will take any position inconsistent with the Allocation unless required under applicable law. Seller will provide Purchaser and Purchaser will provide Seller with a copy of any information required to be furnished to the Secretary of Treasury under Internal Revenue Code Section 1060.
     C. To the extent that Seller makes any payments relating to the Business prior to, on or following the Closing Date with respect to any Acquired Assets as to which title passed to Purchaser on such Closing Date, and as to items in Section 3.3.D below relating to periods following such Closing Date for which the Purchaser will receive benefit, the Purchaser shall reimburse Seller on a per diem basis within thirty (30) days of receipt of evidence of payment reasonably satisfactory to Purchaser. If Seller receives any payment from a customer post-Closing relating to a period after the Closing, Seller shall immediately remit payment to Purchaser.
     D. To the extent Purchaser makes any payment relating to the Business following the Closing Date with respect to any Acquired Assets as to which title passed to Purchaser on such Closing Date, and as to items listed below relating to periods on or prior to such Closing Date for which Seller received a benefit, Seller shall, at Seller’s option, reimburse Purchaser or permit Purchaser to deduct from the Holdback on a per diem basis within thirty (30) days of receipt of evidence of payment reasonably satisfactory to Seller, in each case for the following: personal and other ad valorem taxes, including certain personal property taxes, in accordance with local customs; and payments, charges and local taxes due pursuant to any permit, commitment or other binding arrangements to which Seller is a party or is obligated and which is being assumed by Purchaser pursuant to this Agreement. If Purchaser receives any payment from a customer post-Closing relating to a period prior to the Closing, Purchaser shall immediately remit payment to Seller.
     E. All payments by Purchaser to Seller, or by Seller to Purchaser, as the case may be, under this Agreement shall be accomplished, at the option of the recipient, by a certified or cashier’s check or wire transfer to the account specified by the recipient.
4. EMPLOYEE MATTERS:
     4.1 Salaried Employees:
     A. Effective as of the Closing, Purchaser will offer employment to all current salaried employees, which employees are listed on Schedule 4.1.A (the “Transferred Salaried Employees”), with such new employment to commence (if accepted, whether by reporting to work or otherwise) with effect from the Closing. Seller will cooperate in encouraging any such employees to accept employment with Purchaser and will allow Purchaser reasonable access to such employees.
     B. For all Transferred Salaried Employees, Purchaser’s offer of employment will be on the same terms, at the same level of compensation and with the same benefits in place immediately prior to the Closing; provided, however, that after December 31, 2010 the benefits will be provided under Purchaser’s Employee Benefit Plans.
     C. Effective as of Closing, Purchaser will offer employment to the salaried employees of Seller’s Affiliate, Delphi Corporation, listed on the attached Schedule 4.1.C (the “Additional Salaried Employees”), with such new employment to commence (if accepted, whether by reporting to work or otherwise) with effect from the Closing. Seller will cooperate in encouraging such employees to accept employment with Purchaser and will allow Purchaser reasonable access to such employees. For the Additional Salaried Employees, Purchaser’s offer of employment will be on the same terms and at the same level of compensation in place immediately prior to the Closing and with benefits that are substantially similar in the aggregate to those in place immediately prior to the Closing, which benefits will be provided under the Employee Benefit Plans of Purchaser’s Affiliate, Sparton Corporation.
     D. For all Transferred Salaried Employees and the Additional Salaried Employees, Purchaser will maintain the requisite level of compensation and benefits for a minimum of twelve (12) months following the Closing Date; provided, however, that with respect to Transferred Salaried Employees, after December 31, 2010, benefits will be provided under Purchaser’s Employee Benefit Plans, which provide substantially similar benefits to Seller’s Employee Benefit Plans. To the extent that Purchaser separates any Transferred Salaried Employee or Additional Salaried Employee during the twelve (12) month period following the Closing Date under circumstances that would render the Transferred Salaried Employee or Additional Salaried Employee eligible for severance benefits had such separation occurred at Seller, Purchaser will provide such separated Transferred Salaried Employees or Additional Salaried Employees the severance benefits provided for under the terms of Purchaser’s severance plan applicable at Closing, a summary of which Purchaser has delivered to Seller, taking into account the Transferred Salaried Employee’s or the Additional Salaried Employee’s combined Seller and Purchaser service.
     4.2 Hourly Employees:
     A. Effective as of the Closing, Purchaser will offer employment to all current hourly employees, which employees are listed on Schedule 4.2.A (the “Transferred Hourly Employees” and together with the Transferred Salaried Employees and the Additional Salaried Employees, the “Transferred Employees”) with such new employment to commence (if accepted, whether by reporting to work or otherwise) with effect from the Closing. Seller will cooperate in encouraging any such employees to accept employment with Purchaser and will allow Purchaser reasonable access to such employees.
     B. For all Transferred Hourly Employees, Purchaser’s offer of employment will be on the same terms, at the same level of compensation and with the same benefits in place immediately prior to Closing; provided, however, that after December 31, 2010 the benefits will be provided under Purchaser’s Employee Benefit Plans.
     4.3 Transferred Employees:
     A. Assumed Employee Accrual. Purchaser will be responsible for the amount of all accrued and unutilized vacation pay and any profit sharing or incentive compensation of Transferred Employees due for the calendar year in which the Closing occurs and the Purchase Price will be reduced on a pro-rata basis using the number of days worked by the Transferred Employees for Seller (the “Assumed Employee Accrual”).
     B. Employee Benefit Plans. Seller currently maintains the Employee Benefit Plans listed on Schedule 4.3.B. Purchaser agrees, effective as of the Closing Date, to assume sponsorship of the Employee Benefit Plans listed on Schedule 4.3.B, including all obligations of the sponsor to contribute to and administer such Employee Benefit Plans, and shall, immediately following the Closing Date, amend each of the Employee Benefit Plans listed on Schedule 4.3.B to remove all references to Seller as the plan sponsor, and identify Purchaser as the plan sponsor. Notwithstanding the preceding sentence, Seller shall retain all Liabilities with respect to such plans for the period prior to the Closing Date and Purchaser shall assume all Liabilities with respect to such plans for the period after the Closing Date. The Parties agree to perform all acts necessary or required to consummate the assumption by Purchaser of the Employee Benefit Plans on Schedule 4.3.B, including, but not limited to, the making of all required filings with the Internal Revenue Service and the Department of Labor, if any, and the receipt of all necessary notices and approvals from Governmental Entities, if any. The Parties shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this section or for the purposes of administration of such Employee Benefit Plans and shall cooperate in the filing of all documents required for the Purchaser to assume sponsorship of the Employee Benefit Plans listed on Schedule 4.3.B, if any. The Parties agree that if the insurers insuring the transferred Employee Benefit Plans do not agree to the assignment of the insurance contracts insuring such plans or require a material increase in pricing in order to agree to the assignment, Purchaser shall obtain substantially similar insurance coverage as provided under Seller’s Employee Benefit Plans.
     C. Severance. Other than as stated in this Agreement, Purchaser will assume all obligations and liabilities relating to any claims for severance, termination (actual or constructive), redundancy or other payments or benefits by Transferred Employees arising from the transactions contemplated under this Agreement.
     D. COBRA. Purchaser will assume all obligations relating to compliance with the continuation health care coverage requirements of IRC Section 4980B and Sections 601 through 608 of ERISA regarding qualifying events in regard to Transferred Employees that accept Purchaser’s offer of employment and any M&A qualified beneficiaries pursuant to 29 C.F.R §54.4980B-9, arising from the transactions contemplated under this Agreement.
     E. WARN Act. Purchaser will assume all obligations and liabilities relating to WARN Act or other similar notice Laws, if any, by Transferred Employees arising from the transactions contemplated under this Agreement or Purchaser’s actions.
     F. Cooperation. Seller and Purchaser will provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 4.3.
5. [INTENTIONALLY OMITTED.]

6. REPRESENTATIONS AND WARRANTIES:
     6.1 Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof and will, unless specifically applicable as of the date hereof, be true and correct as of the Closing (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 6.1):
     A. Corporate Organization. Seller is a limited liability company, duly organized and validly existing under the Laws of the State of Delaware, is duly qualified as a foreign limited liability company in Colorado and such other jurisdictions as its conduct of the Business requires, and has the corporate power and authority to carry on the Business as it is currently being conducted.
     B. Corporate Authority. Seller has the requisite limited liability company power and authority to perform its obligations under this Agreement and each Ancillary Agreement, to execute and perform in accordance with this Agreement, and, assuming due authorization, execution and delivery by Purchaser, this Agreement shall constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Seller.
     C. No Conflict. Except as set forth on Schedule 6.1.C, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby by Seller and the compliance with the terms of this Agreement and the Ancillary Agreements by Seller do not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of or give rise to any right of termination or acceleration in respect of any Contract to which Seller is a party and that primarily relates to the Business or the Acquired Assets; (b) result in the creation of any Lien upon, or any person obtaining the right to acquire any of the Acquired Assets; (c) violate or conflict with any Law to which Seller or any of the Acquired Assets is subject; (d) require Seller to obtain any authorization, consent, order, permit or approval of, or to deliver any notice to, or filing, registration or qualification with, any Governmental Entity; or (e) conflict with or result in any breach of any of the provisions of Seller’s Organizational Documents; in each case except as would not have a Material Adverse Effect.
     D. No Joint Ventures. There are no corporations, partnerships, joint ventures, limited liability companies or other entities in which Seller, directly or indirectly, has an interest and through which any part of the Business is conducted.
     E. Title to Acquired Assets. Seller warrants that, as of the date of delivery of the Acquired Assets, Seller will have good, valid and marketable right, title and interest to the Acquired Assets and the Acquired Assets will be sold, assigned, transferred or delivered, as the case may be, free and clear of any Lien other than the Permitted Liens.

     F. Litigation. Schedule 6.1.F sets forth a true and complete description of all pending Actions against Seller or any of its Affiliates involving the Business, existing at any time during the nine (9) month period immediately preceding the date of this Agreement of which Seller has Knowledge. Except as disclosed on Schedule 6.1.F hereto, there is no Action (including, without limitation, any workers compensation claims) pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business or any of the Acquired Assets. Except as disclosed on Schedule 6.1.F hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that are reasonably likely to interfere with the conduct of the Business as presently conducted or prevent or materially delay the transactions contemplated in this Agreement.
     G. Compliance with Laws. Except as set forth on Schedule 6.1.G, to Seller’s Knowledge, Seller has, with respect to the Business and the Acquired Assets, complied with all applicable Laws, except where noncompliance would not have a Material Adverse Effect, and, to Seller’s Knowledge, no Action has been filed or commenced against Seller alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect. The representations and warranties relating to Environmental Matters, including Environmental Health and Safety Laws and related Licenses, are exclusively set forth in Section 6.1.T.
     H. Sufficiency of Assets. The Acquired Assets, together with the Excluded Assets, comprise all of the assets, rights and properties used or held for use by Seller primarily in connection with the Business. The Acquired Assets, together with the Excluded Assets, are all of the assets, rights and properties necessary to operate the Business at the Facility in all material respects as the Business is presently conducted by Seller.
     I. Financial Statements. Schedule 6.1.I hereto contains true and complete copies of the following internally prepared and unaudited pro forma financial statements (collectively, the “Financial Statements”): (a) the balance sheets and related statements of income of the Business for the fiscal year ended December 31, 2009 (the “Most Recent Fiscal Year End”); and (b) the balance sheet and related statements of income of the Business (the “Most Recent Financial Statements”) as of and for the four (4) month period ended April 30, 2010 (the “Most Recent Fiscal Month End”). All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Business as of its date, and each of the related statements of income included within the Financial Statements fairly presents in all material respects the results of operations of the Business for the respective periods then ended.
     J. [Intentionally Omitted.]
     K. Absence of Certain Changes. Except as disclosed on Schedule 6.1.K hereto, or as set forth in the management presentation presented to Purchaser on April 20, 2010, or as otherwise contemplated or expressly permitted by this Agreement, since the Most Recent Fiscal Year End: (i) there has not been any Material Adverse

Change with respect to the Business; and (ii) Seller has conducted the Business only in the Ordinary Course of Business.
     L. Leased Real Property. Schedule 6.1.L hereto sets forth the address of each parcel of real property leased by Seller in connection with the Business (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller does not own any real property used in connection with the Business. Seller has delivered to Purchaser a true and complete copy of the Road 18 Lease. With respect to the Road 18 Lease: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the transactions contemplated by this Agreement require the consent of the other party to such Lease; (c) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are, as of the date hereof, no disputes with respect to such Lease; (d) none of Seller or, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (e) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (f) Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein, which assignment or Lien will not be released at Closing.
     M. Inventory. The Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business and, to Seller’s Knowledge, none of the Inventories is damaged. Except as set forth on Schedule 6.1.M, the Inventory has been purchased or acquired by Seller in the Ordinary Course of Business and is valued according to generally accepted accounting principles, on a first in, first out basis and consistent with the valuation principles and practices listed in Schedule 3.1.C.
     N. Intellectual Property:
     (i) Except as disclosed in Schedule 6.1.N (and for the subject matter addressed in Section 6.1.N(ii)), Seller owns or possesses, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, including, without limitation, all Intellectual Property used in any service, product, technology or process: (x) currently being used, manufactured, published or marketed by Seller; or (y) currently under development for possible future manufacturing, publication, marketing or other use by Seller. To Seller’s Knowledge, except as set forth on Schedule 6.1.N, each item of Intellectual Property owned or used by Seller in connection with the Business immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing. Seller has taken all action reasonably necessary to maintain and protect each item of Intellectual Property that is included within the Acquired Assets.
     (ii) Seller has not knowingly interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Within the period of five (5) years prior to the Closing, Seller has received no charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation, including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller used in connection with the Business.
     (iii) Schedule 6.1.N hereto identifies each United States and foreign patent or registration and each United States and foreign pending patent application or application for registration that is included in the Acquired Assets, and identifies each license, sublicense, agreement or other permission that Seller has granted to any third party with respect to any Intellectual Property used in connection with the Business (together with any exceptions). Seller has delivered to Purchaser true and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
     (iv) Schedule 6.1.N hereto identifies each item of intellectual property (other than items of intellectual property provided pursuant to Customer Contracts) that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission. Seller has delivered to Purchaser true and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date).
     O. Employment and Labor Matters. Seller is not a party to or subject to any collective bargaining agreement or other agreement with a labor union in connection with the Business. No representation petition respecting the employees of Seller has been filed with the National Labor Relations Board and, to the Knowledge of Seller, there is no current effort to organize the employees of Seller into any collective bargaining unit or any solicitation of them to join any labor organization. Except as set forth on Schedule 6.1.O, to Seller’s Knowledge, Seller is in compliance with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, except where noncompliance would not have a Material Adverse Effect.
     P. Employee Benefits:
     (i) Schedule 4.3.B hereto lists all Employee Benefit Plans that are sponsored by Seller and in which any employees of Seller in connection with the Business, other than the Additional Salaried Employees, participate.
     (ii) As to Employee Benefit Plans sponsored by Seller that are intended to be tax-qualified “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by Seller are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the Internal Revenue Service, the Employee Benefits Security Administration or any quasi-government agency, are not subject to any claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance with and have been administered in accordance with their terms and in compliance with all applicable requirements of law, including, but not limited to, the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans that could subject Seller or its Affiliates to a tax or penalty under Code Section 4975 or ERISA Section 502(i).
     (iii) Seller has not incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any of the Acquired Assets pursuant to ERISA Section 4068.
     (iv) Seller is not and has never been required to contribute to any “multiemployer plan”, as such term is defined in Section 4001(a)(3) of ERISA, in which employees of Seller in connection with the Business participate.
     (v) Except as set forth in Schedule 4.3.B, no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than: (x) coverage mandated by applicable law; or (y) death benefits under any pension plan.
     (vi) For the purposes of Schedule 4.3.B, Seller shall include all trades or businesses under common control with Seller as provided in the regulations under Code Section 414(c).
     Q. Contracts:
     (i) Schedule 6.1.Q(i) hereto lists, as of the dates set forth therein, the following Contracts to which Seller is a party and that primarily relate to the Business, other than Employee Benefit Plans (collectively, the “Material Contracts”):
     (a) Any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
     (b) Any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, provide for discounts or allowances or involve consideration in excess of $50,000;
     (c) Any Contract concerning a partnership or joint venture;
     (d) Any Contract under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of the Acquired Assets;
     (e) Any Contract concerning non-competition;

     (f) Any Contract with an Affiliate;
     (g) Any Contract for the employment or other engagement of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000;
     (h) Any sales representative or agency Contract, brokers Contract or dealer Contract, or other Contract relating to the sale or distribution of products or services of the Business by other Persons;
     (i) Any Contract under which Seller has advanced or loaned any Person amounts in the aggregate exceeding $50,000; or
     (j) Any other Contract not otherwise included above, the performance of which involves consideration in excess of $50,000 per annum or $300,000 in the aggregate prior to expiration of such Contract.
     (ii) Seller has delivered to Purchaser a true and complete copy of each written Material Contract and a summary of each oral Material Contract assumed or deemed assumed by Purchaser (all as amended to date) listed on Schedule 6.1.Q(i). Seller acknowledges and agrees that inclusion of a Material Contract in the data room made available to Purchaser for purposes of its due diligence activities is sufficient to constitute delivery under this Section 6.1.Q(ii). With respect to each such Material Contract, except as set forth on Schedule 6.1.Q(ii): (a) the Material Contract is legal, valid, binding and enforceable on Seller and, to Seller’s Knowledge, on each other party thereto, and is in full force and effect; (b) Seller is not and, to Seller’s Knowledge, no other party to a Material Contract is in material breach or default, or has alleged a material breach or default, in each case that has not been cured or otherwise resolved, and to Seller’s Knowledge no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the Material Contract, except as set forth on Schedule 6.1.Q(ii); and (c) Seller has not, and to Seller’s Knowledge no other party has, repudiated any provision of the Material Contract.
     R. Brokers. Seller has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Purchaser would be liable.
     S. Licenses, Approvals, Other Authorizations. Except as set forth on Schedule 6.1.S, Seller possesses or has been granted all Licenses necessary for the conduct of the Business as presently conducted, except where the failure to have such Licenses would not have a Material Adverse Effect. Except as noted on Schedule 6.1.S hereto, all such Licenses are in full force and effect. Except as noted on Schedule 6.1.S hereto, no proceeding is pending or, to Seller’s Knowledge, threatened seeking the revocation or limitation of any License.
     T. Environmental Matters. Except as set forth in Schedule 6.1.T hereto:
     (i) The Business has been conducted by Seller, and the condition of the Acquired Assets and the Leased Real Property is, in compliance with all

Environmental, Health and Safety Laws, except where the failure to comply would not have a Material Adverse Effect;
     (ii) Without limiting the generality of the foregoing, Seller has obtained, currently possesses and is and has been in material compliance with, all terms and conditions of all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Laws for the occupation of the Leased Real Property, the ownership and use of the Acquired Assets and otherwise for the conduct of the Business, all of which permits, licenses and authorizations are listed on Schedule 6.1.T;
     (iii) Seller has not received any written notice, report or other information suggesting that the operation of the Business or condition of the Acquired Assets or the Leased Real Property is in actual or alleged violation of any of the Environmental, Health and Safety Laws or that it has any Liabilities or potential Liabilities in connection with the Business (including any investigatory, remedial or corrective obligations) relating to its Leased Real Property;
     (iv) To Seller’s Knowledge, none of the following exists at, on, in or under any portion of the Leased Real Property: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) polychlorinated biphenyls; or (d) landfills or surface impoundments; and
     (v) To Seller’s Knowledge, and except as may be contained in the Lease(s), Seller has not, in connection with the Business, either expressly or by operation of law, assumed or undertaken any Liability, including, without limitation, any obligation for corrective or remedial action of any other Person relating to Environmental, Health and Safety Laws.
     U. Taxes:
     (i) None of the Acquired Assets is or at the Closing Date will be encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and there are no grounds for the assertion or assessment of any Liens against any of the Acquired Assets in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).
     (ii) To Seller’s Knowledge, no issue has been raised by any taxing authority in connection with an audit or examination of any Tax Return in connection with the Business, that if raised with regard to any other Tax Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Tax Return. No taxing authority in a jurisdiction where Seller does not file Tax Returns has made a claim, assertion or threat that Seller is or may be subject to taxation in such jurisdiction in connection with the Business.
     (iii) All Taxes that Seller has been required to collect or withhold for in connection with the Business, including, but not limited to, any employee, independent contractor, creditor, stockholder or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller has not received any reports or other written assertions by agents of any taxing authority of any deficiencies or other Liabilities for Taxes in connection with the Business with respect to taxable periods for which the limitations period has not run. Seller has not waived any statute of limitations in respect of Taxes in connection with the Business or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Business.
     (iv) Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).
     V. Insurance. Schedule 6.1.V contains a complete and correct list, in all material respects, of all material policies of insurance covering the Acquired Assets (other than the Excluded Assets), indicating for each policy the carrier, risks insured, the amount of coverage, deductible, expiration date and any material pending claims under such policies.
     W. Product Warranty. The representations and warranties of Seller under this Section 6.1.W are subject to the limitation stated under Seller’s indemnification obligations under Section 9.4.B(ii) below. Seller does not design any products for its customers in connection with the Business. Schedule 6.1.W hereto: (i) lists each Material Contract with a customer pursuant to which Seller delivers an express warranty on the products sold by Seller in connection with the Business; and (ii) sets forth Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold or delivered by Seller in connection with the Business is subject to any guaranty, express warranty or other indemnity beyond that which is contained in the applicable customer contract or the standard terms and conditions of sale set forth in Schedule 6.1.W hereto. To Seller’s Knowledge, Seller is not a party to any Action against Seller arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller in connection with the Business.
     X. Customers and Suppliers. Schedule 6.1.X hereto lists the current customers of the Business and sets forth opposite the name of each such customer the approximate dollar amount and approximate percentage of net sales of the Business attributable to such customer during the most recent fiscal year. Schedule 6.1.X hereto lists the ten (10) largest suppliers to the Business (based upon dollar amount of purchases by Seller) and sets forth opposite the name of each such supplier the approximate dollar amount of purchases attributable to such supplier during the most recent fiscal year. No supplier of the Business has indicated in writing to Seller that it will stop, or materially decrease the rate of, supplying materials, products or services to the Business and no customer of the Business has indicated in writing to Seller that it will stop, or materially decrease the rate of, purchasing materials, products or services from the Business.
     Y. [Intentionally Omitted.]
     Z. Accuracy of Information; Full Disclosure. No representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact or, to Seller’s Knowledge, omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading, which, in each case, has or could reasonably be expected to have, a Material Adverse Effect.
     AA. Certain Transactions. All purchases and sales or other transactions, if any, between Seller, on the one hand, and any officer, director or employee thereof or Affiliate thereof, on the other hand, since Seller’s purchase of the Business have been made on the basis of prevailing market rates and terms such that, from the perspective of Seller, all such transactions have been made on terms no less favorable than those which, to Seller’s Knowledge, would have been available from unrelated third parties. Except as set forth on Schedule 6.1.AA, neither any officer, director nor employee of Seller, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller primarily related to the Business or any Intellectual Property owned or licensed by Seller and primarily related to the Business.
     BB. Regulatory Compliance:
     (i) Since Seller’s purchase of the Business, Seller has not received any adverse written notice from the FDA or any other Governmental Entity: (a) regarding its manufacturing operations, the Business or the Acquired Assets; (b) alleging any violation of any Law by Seller which, in the case of either clause (a) or (b), individually or in the aggregate has had or would have a Material Adverse Effect.
     (ii) Except as described in Schedule 6.1.BB, no License of Seller has been denied, placed on hold, withdrawn, suspended or discontinued by Seller as a result of any action by the FDA or any other similar Governmental Entity, or in the United States or outside the United States (whether voluntarily or otherwise), in each case since Seller’s purchase of the Business. No proceedings in the United States or outside of the United States of which Seller has Knowledge (whether completed or pending) seeking the withdrawal, suspension or seizure of any License of Seller are pending against Seller, nor have any such proceedings been pending at any prior time, in each case which has had or would have a Material Adverse Effect on Seller or the Acquired Assets.
     (iii) Except for instances that have not had and would not have a Material Adverse Effect: (a) to the Knowledge of Seller, since Seller’s purchase of the Business, no officer, employee or agent of Seller has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke with respect to Seller its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; and (b) neither has, to the Knowledge of Seller, any officer, employee or agent of Seller, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or permitted by 21 U.S.C. Section 335a(b) or any similar Law.

     (iv) Seller has not received any written notice since its purchase of the Business that the FDA or any other Governmental Entity has commenced, or overtly threatened to initiate, any action to enjoin production or clinical evaluation of any product included within the Acquired Assets.
     (v) The representations and warranties relating to Environmental Matters, including Environmental Health and Safety Laws and Environmental Licenses, are exclusively set forth in Section 6.1.T.
     CC. Survival. Each of the foregoing representations and warranties will survive the Closing Date for a period of eighteen (18) months following Closing Date; provided, however, the representations and warranties in Sections 6.1 A, B, C and E shall survive the Closing indefinitely.
     DD. Absence of Other Representations or Warranties. Except for the warranties expressly set forth in this Agreement and the Ancillary Agreements, Seller makes no representations or warranties, express or implied, with respect to the Acquired Assets or the Business. For the avoidance of doubt, no warranty or representation is given on the contents of the documents provided in due diligence, on any other documents or other information not contained in this Agreement or the Ancillary Agreements, all of which were produced only for information purposes.
     6.2 Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 6.2):
     A. Corporate Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Colorado, is duly qualified as a foreign limited liability company in such jurisdictions as the conduct of its business requires, and has the power and authority to carry on its business as it is now being conducted.
     B. Corporate Authority. Purchaser has the requisite limited liability company authority to perform its obligations under this Agreement and each Ancillary Agreement, to execute and perform in accordance with this Agreement, and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Purchaser.
     C. No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms of this Agreement and the Ancillary Agreements by Purchaser do not violate, conflict with or result in a breach of Purchaser’s Organizational Documents, or of any other agreement to which Purchaser is a party of by which it is bound, except as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

     D. Consents and Approvals. Other than as set forth on Schedule 6.2.D, no consent, approval or authorization of any non-governmental third party and no consent, approval, authorization or declaration of or filing or registration with any foreign, federal, state or local governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     E. Litigation. There is no litigation, equitable or legal, administrative, arbitrative or other proceedings pending, or to the Knowledge of Purchaser, threatened against or affecting Purchaser which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting Purchaser from consummating the transactions contemplated by this Agreement.
     F. Brokers. Purchaser has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Seller would be liable.
     G. Solvency. Upon the consummation of the transactions contemplated by this Agreement: (i) Purchaser will not be insolvent; (ii) Purchaser will not be left with unreasonably small capital; (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature; and (iv) the capital of Purchaser will not be impaired.
     H. Availability of Funds. Purchaser has or will have available, at or prior to Closing, sufficient cash in immediately available funds to pay the Purchase Price and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
     I. Compliance with Laws. To Purchaser’s Knowledge, Purchaser is in compliance with all Laws applicable to it, except with respect to those violations that could not reasonably be expected to result in the issuance of an order outstanding restraining, enjoining or otherwise prohibiting Purchaser from consummating the transactions contemplated by this Agreement.
     J. Anti-Money Laundering. To Purchaser’s Knowledge, Purchaser is in compliance with: (i) all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (“USA Patriot Act”), as amended, and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, Effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which Purchaser operates or does business. Neither the Purchaser nor any of its directors, officers or Affiliates is identified on the United States Treasury Department Office of Foreign Asset Control’s (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List”) or otherwise the target of an economic sanctions program administered by OFAC, and Purchaser is not affiliated in any way with, or providing financial or material support to, any such persons or entities. Purchaser agrees that should it, or any of its directors, officers or Affiliates be named at any time in the future on the SDN List, or any other similar list maintained by the U.S. Government, Purchaser shall inform the Seller in writing immediately.
     6.3 Fair Disclosure. Any matter fairly disclosed in any Schedule to this Agreement will be deemed an exception for all other representations and warranties contained in this Agreement whether or not such other representations or warranties contain a reference to such other Schedule, but only to the extent the relevance of such matter to such other representation and warranty is reasonably apparent.
     6.4 Purchaser Acknowledgement:
     A. Purchaser agrees that, other than as specifically represented or warranted by Seller under Section 6.1 of this Agreement, which shall be deemed to control in the event of a conflict between Section 6.1 and this Section 6.4: (i) Seller neither represents nor warrants that any of the Acquired Assets will operate satisfactorily or that any of the Acquired Assets comply with any applicable Laws; (ii) Purchaser accepts the entire risk and responsibility of taking any necessary action (including performing inspections and undertaking physical modifications) to make the Acquired Assets operate safely and satisfactorily after Closing in Purchaser’s plant, and comply with any applicable Laws; (iii) Seller shall have no liability or responsibility for the condition, yield and/or operation of the Acquired Assets after transfer to Purchaser; and (iv) Purchaser is purchasing the Acquired Assets based solely upon its own inspection, evaluation, review and analysis, and Purchaser assumes the entire risk associated with such inspection, evaluation, review and analysis being incomplete or inaccurate.
     B. Purchaser acknowledges and agrees that, if the Closing occurs notwithstanding the existence of a breach of any of Seller’s representations and warranties of which Purchaser has Knowledge on or prior to such Closing, Purchaser is prohibited from bringing a claim against Seller, including an indemnification claim, related to any such breach.
7. CONDITIONS TO CLOSING:
     7.1 Conditions to Obligations of Seller and Purchaser. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the satisfaction or waiver at or prior to the Closing Date (or such earlier time as is indicated below) of the following conditions precedent:
     A. No Law, Judgments, Etc. No provisions of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement will be in effect.
     B. Excess Inventory. Prior to the Closing, the Parties shall have agreed upon the Baseline Report.
     7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser):

     A. Accuracy of Warranties. Disregarding the Supplement for purposes of this Section 7.2.A, the representations and warranties of Seller contained in this Agreement will be true and correct in all material respects and as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where such representation and warranties are qualified by the terms “material”, which shall be true and correct in all respects as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time).
     B. Performance of Covenants. Each of the Ancillary Agreements to which Seller is a party will have been executed and delivered by Seller to Purchaser, and all other agreements and transactions contemplated hereby or in this Agreement or any Ancillary Agreement to be performed by Seller on or before the Closing will have been performed in all material respects.
     C. Third Party Consents. The parties shall have received consents to transfer the Material Contracts and Licenses listed on Schedule 7.2.C, which shall be in full force and effect as of the Closing Date.
     D. UCC, Tax Lien and Judgment Search Results. Seller shall have delivered to Purchaser a report, in standard form and substance and otherwise in form and substance reasonably satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction in which Seller is qualified to do business.
     E. Phase 1. Purchaser shall have obtained a Phase 1 environmental site assessment of the Leased Real Property, in a form substantially conforming with ASTM 1527 and reasonably acceptable to Purchaser, and any further investigations to resolve any Recognized Environmental Conditions disclosed in the Phase 1 environmental site assessment.
     F. New Road 18 Lease. Concurrently with the Closing, the landlord under the facility subject to the Road 18 Lease shall have entered into a new lease with Purchaser (the “New Road 18 Lease”), reasonably acceptable to Purchaser, to lease the portion of the Facility subject to the Road 18 Lease to Purchaser after the Closing.
     G. No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing at Closing.
     7.3 Conditions to Obligations of Seller. Except as otherwise permitted by this Agreement, the obligation of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):
     A. Accuracy of Warranties. The representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects at and as of the Closing Date if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where such representations and warranties are qualified by the terms “material”, which shall be true and correct in all respects at and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time).
     B. Performance of Covenants. Each of the Ancillary Agreements to which Purchaser is a party will have been executed and delivered by Purchaser to Seller, and all other agreements and transactions contemplated hereby or in any Ancillary Agreement to be performed by Purchaser on or before the Closing will have been performed in all material respects.
     C. Payment of Purchase Price. Purchaser shall have paid the Purchase Price called for by Section 3.1, including by funding the Holdback.
     D. Road 18 Lease Termination. The landlord under the portion of the Facility subject to the Road 18 Lease shall have executed and delivered to Seller a document reasonably acceptable to Seller terminating the Road 18 Lease effective at Closing and releasing Seller from all claims in connection with such termination.
     E. No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing at Closing.
     F. Delivery of Purchaser’s Certificate. Purchaser shall have delivered the Purchaser MAE Certificate.
8. CLOSING:
     8.1 Closing Date. Subject to the satisfaction of the conditions set forth in this Agreement, the closing (the “Closing”) of the transactions contemplated hereby will take place at the offices of Seller on August 6, 2010 or the first day thereafter that the conditions set forth in Article 7 have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing), or on such other date or at such other time as the Parties may agree, but in no event later than August 15, 2010. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.
     8.2 Ancillary Agreements. At the Closing, the Parties will execute and deliver each of the Ancillary Agreements.
     8.3 Miller Road Sublease. At the Closing, the Parties will execute and deliver a sublease for the Miller Road facility (the “Miller Road Sublease”), with a term beginning on the Closing Date and ending on June 30, 2011 and providing for termination on thirty (30) days notice, and containing such other reasonable and customary terms and conditions as are applicable for a facility sublease and reasonably acceptable to both Seller and Purchaser.
     8.4 Seller’s Deliveries. At the Closing, Seller will deliver to Purchaser the following, in proper form for recording where appropriate:
     A. Duly executed Assignment and Assumption Agreement, substantially in the form set forth in Exhibit 8.4.A, for the Licenses and the Contracts.
     B. Duly executed Bill of Sale, substantially in the form set forth in Exhibit 8.4.B, for the Acquired Assets.

     C. Duly executed Transition Services Agreement, substantially in the form set forth in Exhibit 8.4.C.
     D. Duly executed Non-Competition Agreement, substantially in the form set forth in Exhibit 8.4.D.
     E. An officer’s certificate, dated as of the Closing Date, executed on behalf of Seller, certifying that the conditions specified in Article 7 have been fulfilled.
     F. A certificate, dated as of the Closing Date, executed on behalf of Seller by a Secretary or an Assistant Secretary, certifying: (i) a true and correct copy of Seller’s Organizational Documents; (ii) a true and correct copy of the resolutions of the appropriate Seller management group authorizing the execution, delivery and performance of this Agreement and any Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby; and (iii) a true and correct copy of a good standing certificate, dated as of a recent date, from any state in which Seller is qualified to do business.
     8.5 Purchaser’s Deliveries. At the Closing, Purchaser will deliver to Seller, in proper form for recording where appropriate:
     A. The Purchase Price as set forth in Section 3.1, including the funding of the Holdback.
     B. An officer’s certificate, dated as of the Closing Date, executed on behalf of Purchaser, certifying that the conditions specified in Article 7 have been fulfilled.
     C. A certificate, dated as of the Closing Date, executed on behalf of the Purchaser by its Secretary or an Assistant Secretary, certifying: (i) a true and correct copy of Purchaser’s Organizational Documents; and (ii) a true and correct copy of the resolutions of the Purchaser’s board authorizing the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.
     D. If true, a certificate dated as of the Closing Date, executed on behalf of Purchaser, certifying that, to Purchaser’s Knowledge, no Material Adverse Effect shall have occurred as of the date of Closing (the “Purchaser MAE Certificate”).
9. CERTAIN ADDITIONAL COVENANTS:
     9.1 Continued Operations. Except: (i) as otherwise provided in this Agreement; (ii) for any changes that may be required under applicable Laws; or (iii) as disclosed on Schedule 9.1, until the Closing, Seller will continue to operate the Business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve its relationships with customers, suppliers, employees and others having business relationships with the Business. Except as required by this Agreement, or as disclosed on Schedule 9.1, from and after the date of this Agreement and until Closing Seller, with respect to the Business, will refrain from doing any of the following without the consent of Purchaser (which consent will not be unreasonably withheld or delayed):

     A. Sell or otherwise dispose of Acquired Assets having a value exceeding $10,000, excluding sales of Inventory and sales of receivables to financial institutions or credit collection agencies, in each case in the Ordinary Course of Business;
     B. Incur, assume or guarantee any debt obligation that would become an Assumed Liability;
     C. Incur any Lien on any Acquired Assets, in each case, other than Permitted Liens;
     D. Increase the cash compensation of the Transferred Employees or enter into, adopt, terminate, modify or amend any Employee Benefit Plan outside the Ordinary Course of Business;
     E. Make any material change in the accounting methods or practices followed by the Business (other than such changes that are: (i) required by Law; (ii) made in conformance with GAAP; or (iii) required in connection with the preparation of the Financial Statements);
     F. Initiate, terminate or make any material amendment to a Material Contract outside the Ordinary Course of Business;
     G. Fail to maintain insurance in a manner consistent with Seller’s past practice;
     H. Make any capital investment exceeding $10,000;
     I. Delay, accelerate or postpone payment or receipt of accounts payable and/or accounts receivable outside the Ordinary Course of Business;
     J. Enter into any loan or Contract with an Affiliate; or
     K. Agree or commit to do any of the foregoing.
     9.2 Registrations, Filings and Consents; Further Actions. Upon the terms and subject to the conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable including, without limitation, using their reasonable best efforts to cause the satisfaction of all conditions to Closing.
     9.3 Further Assurances:
     A. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instructions and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement).

     B. Purchaser will, from time to time, at the cost of and reasonable request of Seller, cooperate fully with Seller in providing Seller and its Affiliates (as appropriate) (to the extent possible through Transferred Employees) with technical assistance and information in respect to any claims brought against Seller and its Affiliates involving the conduct of the Business prior to Closing, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. Seller will reimburse Purchaser and its Affiliates for reasonable, actual direct out-of-pocket costs (travel, employee time, hotels, etc.) of providing such services. In particular, Purchaser, for itself and on behalf of its Affiliates, agrees to: (i) retain all documents required to be maintained by Law; (ii) make available their documents and records in connection with any pursuit, contest or defense, including documents that may be considered to be “confidential” or subject to trade secret protection (except that: (a) no documents or records protected by the attorney client privilege in favor of Purchaser and its Affiliates must be made available if making these documents or records available would cause the loss of this privilege (in any case, however, Purchaser must notify Seller of the existence of such privileged documents); and (b) Seller and its Affiliates will agree to keep confidential documents and records that are confidential or are subject to trade secret protection); (iii) promptly respond to discovery requests in connection with such claim, understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere unreasonably with Purchaser’s business (in its reasonable discretion), engineers, technicians or other knowledgeable individuals to assist Seller and its Affiliates in connection with such claim, including investigation into claims and occurrences described in this section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings and trial; and (v) make available facilities and exemplar parts for the sole and limited use of assisting Seller and its Affiliates in the contest or defense.
     C. Between the date hereof and the Closing, Seller will give prompt notice in writing to Purchaser of: (i) any information that, to Seller’s Knowledge, indicates that any representation or warranty of Seller contained herein was not true and correct in all material respects as of the date hereof or will not be true and correct in all material respects as of the Closing Date; (ii) the occurrence of any event that will, to Seller’s Knowledge, result, or is reasonably likely to result, in a Material Adverse Effect or in the failure to satisfy a condition to Closing specified in this Agreement; and (iii) any notice or other written communication received by Seller from any third Person alleging that the consent of such third Person is required in connection with the transactions contemplated by this Agreement. Further, no later than seven (7) Business Days prior to the Closing Date, Seller may deliver to Purchaser a supplement (the “Supplement”) to any Schedule provided under Article 6 of this Agreement (each a “Disclosure Schedule” and collectively, the “Disclosure Schedules”) solely with respect to any such events, facts or conditions occurring or arising after the date of this Agreement, and not resulting from Seller’s failure to comply with the terms of this Agreement, or breach as of the date hereof of any representation or warranty made herein.
     D. Between the date hereof and the Closing, Purchaser will give prompt notice in writing to Seller of: (i) any information that, to Purchaser’s Knowledge, indicates that any representation or warranty of Purchaser contained herein was not true and correct in all material respects as of the date hereof or will not be true and correct in all material respects as of the Closing Date; (ii) the occurrence of any event that will, to Purchaser’s Knowledge, result, or is reasonably likely to result, in the failure to satisfy a condition to Closing specified in this Agreement; and (iii) any notice or other written communication received by Purchaser from any third Person alleging that the consent of such third Person is required in connection with the transactions contemplated by this Agreement.
     E. Between the date of this Agreement and the Closing Date, Seller shall, during ordinary business hours: (i) give to Purchaser and its authorized representatives reasonable access to all Books and Records, plants, offices and other facilities and properties of Seller primarily related to the Business; (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request; and (iii) cause Seller’s officers, employees and advisors to use commercially reasonable efforts to furnish Purchaser with such financial and operating data and other information with respect to the Business and the Acquired Assets as Purchaser may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business, the Excluded Businesses or the businesses of Seller’s Affiliates.
     9.4 Indemnification:
     A. LIMITATIONS OF LIABILITY. SUBJECT TO SECTION 9.4.E, NEITHER PARTY UNDERTAKES ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES. SELLER WILL NOT BE LIABLE FOR ANY, AND PURCHASER ASSUMES LIABILITY FOR ALL, PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH PURCHASER’S INVESTIGATION AND EXAMINATION OF THE ACQUIRED ASSETS, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE ACQUIRED ASSETS AFTER THE CLOSING DATE, WHETHER SUCH ACQUIRED ASSETS ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS; AND PURCHASER ACKNOWLEDGES THAT THE ACQUIRED ASSETS ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS”, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 6.1, WITH ALL FAULTS, AND PURCHASER IS PURCHASING AND ACQUIRING SUCH ACQUIRED ASSETS ON THAT BASIS PURSUANT TO PURCHASER’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH ACQUIRED ASSETS TO COMPLETE SUCH INVESTIGATION.
     B. Seller’s Agreement to Indemnify. If the Closing occurs and Purchaser makes a written claim for indemnification against Seller in accordance with the procedures set forth in this Section 9.4, then, from and after the Closing, Seller agrees to indemnify and hold harmless Purchaser and its Affiliates, each of their respective shareholders, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns from and against all liabilities, claims, assessments, losses, judgments, settlements, damages, costs and expenses (including, without limitation, reasonable professional fees and expenses) (collectively, the “Purchaser Damages”) incurred by Purchaser as a result of or arising out of: (i) the Retained Liabilities and Excluded Assets; (ii) a breach of any representation or covenant of Seller contained in this Agreement; or (iii) a breach of any covenant to be performed by Seller under this Agreement.
     C. Purchaser’s Agreement to Indemnify. If the Closing occurs and Seller makes a written claim for indemnification against Purchaser in accordance with the procedures set forth in this Section 9.4, then, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates, each of their respective members, shareholders, directors, officers, employees and agents, and each of their heirs, executors, successors and assigns from and against all liabilities, claims, assessments, losses, judgments, settlements, damages, costs and expenses (including, without limitation, reasonable professional fees and expenses) (collectively, the “Seller Damages”) incurred by Seller as a result of or arising out of: (i) the Assumed Liabilities; (ii) a breach of any representation or warranty of Purchaser contained in this Agreement; (iii) a breach of any covenant to be performed by Purchaser under this Agreement; (iv) the operation of the Business or the use, operation or ownership of any of the Acquired Assets after the Closing (other than with respect to any Retained Liabilities); or (v) any warranty, product liability or other claims related to or arising from Purchaser’s operation of the Business after the Closing Date (other than with respect to any Retained Liabilities).
     D. Limitations on Agreements to Indemnify. The obligations of the Parties to indemnify the other pursuant to this Section 9.4 are subject to the following limitations:
     (i) SUBJECT TO SECTION 9.4.E, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS OR BUSINESS INTERRUPTION LOSSES IN CONNECTION WITH THIS AGREEMENT OR ANY ACTIONS OR OMISSION OF EITHER PARTY UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH LOSSES.
     (ii) Each Party agrees that, from and after the Closing, the indemnification provided in this Section 9.4 is the exclusive remedy for a breach by the other Party of any representation, warranty, agreement or covenant contained in this Agreement, and that there shall be no other remedy for any breach by a Party in respect of any claim for monetary damages arising out of or under this Agreement.
     (iii) In calculating amounts payable to an indemnified party, the amount of any indemnified Purchaser Damages or Seller Damages, as the case may be, shall be determined without duplication of any other damages for which a claim has been made or could be made under any other representation, warranty or covenant included herein.
     (iv) Any written notice delivered by an indemnified party to an indemnifying party seeking indemnification pursuant to this Agreement shall set forth, with as much specificity as is reasonably practicable, the basis of the claim, the sections of this Agreement which form the basis for the claim, and, to the extent reasonably practicable, a reasonable estimate of the amount of the Purchaser Damages or Seller Damages, as the case may be, that have been or may be sustained by such indemnified party.

     (v) Notwithstanding any other provision of this Agreement, in no event shall an indemnified party be entitled to indemnification pursuant to this Agreement to the extent any Purchaser Damages or Seller Damages, as the case may be, were attributable to the indemnified party’s own gross negligence or willful misconduct.
     (vi) No indemnifying party shall be liable to an indemnified party until the amount of all indemnifiable damages of such indemnified party in the aggregate exceeds $25,000, after which point, other than as limited below, the indemnifying party will be obligated to the indemnified party for all damages.
     (vii) Notwithstanding anything to the contrary contained herein, except with respect to fraud, intentional misrepresentations and the representations and warranties contained in Sections 6.1 A, B, C and E, in no event will Seller be obligated to indemnify Purchaser for Purchaser Damages (or any indemnifiable damages) that, in the aggregate, exceed fifty percent (50%) of the Purchase Price. For the avoidance of doubt, except as set forth herein, Seller’s obligations to indemnify Purchaser for Purchaser Damages are capped at fifty percent (50%) of the Purchase Price.
     (viii) The obligation of any Party to indemnify the other pursuant to the terms of this Section 9.4 shall apply only to the extent the Party seeking indemnification notifies the other Party of such damages in writing on or before the later of: (a) eighteen (18) months after the Closing Date; or (b) sixty (60) days after the applicable Party first learns about the claim for which indemnification is sought under this Section 9.4.
     (ix) To the extent an indemnifying party makes any indemnification payment pursuant this Section 9.4 for which the indemnified party has a right to recover against a third party (including an insurance company but specifically excluding situations that are self insured, including through any captive insurance company), the indemnifying party shall be subrogated to the right of the indemnified party to seek and obtain recovery from such third party.
     (x) No party shall be liable to an indemnified party for consequential, punitive or special damages, unless such damages are included in third party indemnification claims pursuant to Section 9.4.E below and the indemnified party is liable to a third party claimant for such damages.
     E. Third Party Indemnification. The obligations of any indemnifying party to indemnify any indemnified party under Section 9.4 with respect to Purchaser Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (including Governmental Entities) (an “Indemnification Claim”), shall be subject to the following terms and conditions, and the limitations of the first sentence of Section 9.4.A and Section 9.4.D(i) shall not apply to any such Indemnification Claims:
     (i) Any party against whom any Indemnification Claim is asserted shall give the party required to provide indemnity hereunder written notice of any such Indemnification Claim promptly after learning of such Indemnification Claim (with such notice satisfying the requirements of Section 12.1), and to the extent such matter involves a third party claim, the indemnifying party may, at its option, undertake the defense thereof by representatives of its own choosing and shall provide written notice of any such undertaking to the indemnified party; provided that the indemnifying party shall demonstrate to the reasonable satisfaction of the indemnified party its financial capability to undertake the defense. Failure to give prompt written notice of an Indemnification Claim hereunder shall not affect the indemnifying party’s obligations under this Section 9.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt written notice. The indemnified party, at the indemnifying party’s expense, shall, and shall cause its employees and representatives to, reasonably cooperate with the indemnifying party in connection with the settlement or defense of such Indemnification Claim and shall provide the indemnifying party with all available information and documents concerning such Indemnification Claim. If the indemnifying party, within thirty (30) days after written notice of any such Indemnification Claim, fails to assume the defense of such Indemnification Claim, the indemnified party against whom such claim has been made shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.
     (ii) Anything in this Section 9.4 to the contrary notwithstanding: (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.
     F. Not Exclusive Indemnifications. Other than with respect to fraud or intentional misconduct, the indemnifications in this Section 9.4 are the exclusive indemnifications to be given by the Parties, except for any indemnifications provided for in the Ancillary Agreements, which shall govern and control any indemnifications given under each applicable Ancillary Agreement.
     9.5 Exclusivity. Seller and Sparton Corporation are parties to a certain Letter of Intent dated April 15, 2010, as amended (the “Letter of Intent”). The Letter of Intent provides, among other things, that Seller will refrain from taking certain actions, as more specifically set forth in Section 12 of the Letter of Intent, during the Exclusivity Period (as defined in the Letter of Intent). Section 12 of the Letter of Intent shall survive the execution of this Agreement in accordance with its terms; provided, however, that the Exclusivity Period is hereby amended to end August 13, 2010.
     9.6 Connectivity. The Parties acknowledge that phone and data connectivity for the Miller Road portion of the Facility is provided through the Road 18 portion of the Facility. Pursuant to the Transition Services Agreement, during the ninety (90) day period after Closing, Seller will provide phone and data services to Purchaser in accordance with the terms of the Transition Services Agreement. During such ninety (90) day period, Purchaser will use commercially reasonable efforts to contract with an alternative provider of phone and data services and install such services at the Road 18 portion of the Facility. Once such alternative phone and data service has commenced, at Seller’s reasonable request and with prior written notice, Purchaser will provide phone connectivity and service (so long as Purchaser leases the

Road 18 portion of the Facility) to the Miller Road portion of the Facility (no greater than in accordance with the current usage) for the duration of the Miller Road Lease, even if the Miller Road Sublease has expired or been terminated, at Purchaser’s cost reimbursed by Seller without mark-up. Additionally, Purchaser will ensure the availability (capacity) of voice ports equal to the number of ports being utilized on the Closing Date. Seller shall cooperate as reasonably requested by Purchaser in order to provide such services.
     9.7 Sunrise Agreement. In order to allow Seller to perform its remaining obligations under the Sunrise Agreement, which is an Excluded Asset, Seller will issue and Purchaser will accept a Seller purchase order for the manufacture of a specified number of products for sale by Seller to Sunrise as a final build out of all Sunrise products, including warranty and service parts. Pricing for the products will be consistent with the pricing contemplated in the Financial Statements. Seller shall indemnify and hold harmless Purchaser in connection with any loss, liability or claim incurred by Purchaser in connection with Purchaser’s obligations or actions under this Section 9.7, other than arising from Purchaser’s breach of the terms of the Seller purchase order or Purchaser’s gross negligence or intentional misconduct. Provided that Purchaser procures Inventory in accordance with the terms of Schedule 9.7, and that Purchaser provides best efforts to perform all of its obligations under the Seller purchase order, then Seller will purchase from Purchaser any remaining inventory related to the Sunrise products upon receipt of Purchaser’s invoice.
     9.8 Storage. Following the Closing Date and until August 31, 2010, Purchaser will permit Seller to store assets listed on Schedule 9.8 related to the Excluded Business at the Facility at no cost to Seller. During such period, Purchaser will provide Seller with reasonable access to the Facility on prior written notice and during normal business hours or as otherwise agreed by Purchaser to inspect any such assets, to prepare for the removal of such assets and to remove such assets. Purchaser shall exercise a reasonable standard of care with respect to the storage of Seller’s assets. Seller shall indemnify and hold harmless Purchaser for any loss, liability or claim incurred by Purchaser in connection with this Section 9.8, and; provided that Purchaser meets its obligations as set forth herein, Purchaser shall have no liability for loss or damage to said assets. Seller’s activities at the Facility shall not unreasonably interfere with any ongoing production at the Facility.
     9.9 FDA Regulatory Compliance. Following the Closing, Purchaser will timely register as a manufacturing facility as required by applicable Law. From and after the Closing Date, Purchaser shall be responsible for compliance with the FDA Quality System Regulations, 21 C.F.R. Part 820, for the all products manufactured at the Facility following Closing and all Inventory.
     9.10 Warranty Claims:
     A. Following the Closing Date, in the event that Purchaser (with respect to products sold prior to the Closing) or Seller, or any of Seller’s Affiliates, agree or are required, pursuant to applicable Contracts or by a Governmental Entity or by Law, to provide one or more replacement products or repairs to customers in connection with recalls or warranty claims by such customers, Purchaser shall supply repairs or replacement products to Seller for a total aggregate purchase price equal to Purchaser’s cost of repairing or producing such products or shall provide such repairs or replacement products to the applicable customer. Seller or its Affiliates shall notify Purchaser in writing of its requirements for repairs or replacement products as such requirements arise and Purchaser shall deliver the required number of repairs or replacement

Products to Seller after customary component lead time after receipt of such written notice. The Parties shall cooperate in communicating with customers regarding any warranty claims.
     B. In the event that Purchaser provides repairs or replacement products directly to a customer under Section 9.10.A with respect to products sold prior to the Closing, within thirty (30) days after the delivery of the repairs or the replacement products, Purchaser shall deliver an invoice to Seller for Purchaser’s cost of repairing or replacing such products (the “Warranty Invoice”). Each Warranty Invoice shall contain a reasonable explanation of the basis for Purchaser’s agreement to repair or replace the subject products. Within thirty (30) days of receiving a Warranty Invoice, Seller shall reimburse Purchaser for the total aggregate purchase price equal to Purchaser’s cost of repairing or producing such products as set forth on the Warranty Invoice, if Seller agrees that such repairs or replacements were required by Contract, by a Governmental Entity or by Law, or shall deliver a written notice to Purchaser that Seller disputes the Warranty Invoice and the basis for such dispute, including that such repairs or replacements were not required by Contract, by a Governmental Entity or by Law (a “Warranty Dispute”). All Warranty Disputes shall be resolved in accordance with Section 12.18 of this Agreement and Seller shall have the right to withhold the disputed portion of the Warranty Invoice until the Warranty Dispute has been finally resolved. For the avoidance of doubt, Purchaser acknowledges that Seller shall have no obligation to reimburse Purchaser for repairs or replacements that Seller would not be required to provide under applicable Contracts, by Governmental Entity or by Law.
     9.11 Software and Electronic Records:
     A. Immediately prior to the Closing and otherwise as set forth in Sections 9.11.B and 9.11.C, Seller will back-up all of the data, including attachments, housed in Seller’s AGILE system located at the Facility (the “Back-Up”), which Back-Up will be retained by Seller. Additionally, Seller shall have the right, during the twelve (12) month period following the Closing, to restore the data and attachments included in the Back-Up to the AGILE system located at the Facility, but only in a non-production environment (the “Restoration”). During such twelve (12) month period, Purchaser will retain the infrastructure capacity necessary to enable the Restoration and will provide Seller with temporary network and application access as necessary to enable the Restoration. Seller will be responsible for any costs associated with the Restoration.
     B. For the period after Closing until thirty (30) days after the expiration of the Sunrise Agreement (the “Data Maintenance Period”), Purchaser will maintain all data, including attachments, related to the Sunrise Agreement and the products manufactured by Seller under the Sunrise Agreement (the “Sunrise Data”) in the AGILE system located at the Facility. The Sunrise Data will be restricted to allow access to only Seller and those employees of Purchaser that need access to perform their obligations under Section 9.7, and no modifications are permitted without the prior written consent of Seller (i.e., only Seller will be able modify the Sunrise Data). During the Data Maintenance Period, Purchaser will provide Delphi with access to the Sunrise Data and the AGILE system located at the facility for purposes of reviewing and modifying the Sunrise Data. Within thirty (30) days of the expiration of the Data Maintenance Period, Seller will back-up the Sunrise Data, which back-up will be retained by Seller. Following such back-up, the Sunrise Data will be deemed part of the Back-Up and subject to Section 9.11.A.

     C. With respect to any data, including attachments, in the AGILE system located at the Facility related to the Excluded Business (the “Divested Products Data”), Purchaser will restrict access to only Seller and those employees of Purchaser that need access to perform their obligations under this Section 9.11.C, and no modifications are permitted without the prior written consent of Seller (i.e., only Seller will be able to modify the Divested Products Data and Purchaser will be able to view the Divested Products Data only to perform the deletion set forth herein) and will not delete any such Divested Products Data during the Data Maintenance Period. Within thirty (30) days of the expiration of the Data Maintenance Period, Purchaser will run data deletion scripts provided by Seller to delete the Sunrise Data and the Divested Products Data from the AGILE system. Purchaser will provide Seller with access to the AGILE system to confirm deletion as provided herein.
10. TAX MATTERS:
     10.1 Seller Responsibilities. Seller shall file any Tax Returns and pay any Taxes which may be required by any federal, state, local or foreign tax authorities or governmental agencies by reason of business conducted by Seller on or prior to the Closing Date, including real property and ad valorem taxes for periods prior to the Closing Date.
     10.2 Purchaser Responsibilities. Purchaser shall file any Tax Returns and pay any Taxes which may be required by any federal, state, local or foreign tax authorities or governmental agencies by reason of business conducted by Purchaser after the Closing Date, including real property and ad valorem taxes for periods after the Closing Date. All United States or foreign, national, state or local sales taxes, documentary and stamp taxes, transfer taxes, registration taxes, use taxes, gross receipts taxes, registration duties and all charges for filing and recording documents in connection with the transfer of the Acquired Assets shall be borne by Purchaser. In addition, Purchaser shall be responsible for all intellectual property filing and recording fees, as well as any permit, transfer and filing fees required in order to obtain governmental approvals and consents relating to the transactions contemplated by this Agreement or any Ancillary Agreement.
     10.3 Mutual Assistance. Without affecting the foregoing responsibilities, Seller and Purchaser shall provide reasonable assistance during normal business hours to one another to resolve any Tax issues which may relate to their respective business activities utilizing the Acquired Assets and personnel. Such assistance may include, without limitation, access to relevant business records and personnel in connection with: (i) the preparation and filing of Tax Returns, elections, consents, certifications and claims for refunds; (ii) the determination of liability for Taxes; and (iii) the response to tax audits, examination and other proceedings.
11. TERMINATION:
     11.1 This Agreement may be terminated at any time prior to the Closing:
     A. By either Party by mutual written consent;
     B. By Seller upon written notice to Purchaser if Purchaser is in material breach of any representation, warranty or covenant herein (and Seller is not then in material breach of any representation, warranty or covenant) and such breach: (i) is not cured within thirty (30) days after written notice thereof; or (ii) is incapable of being cured;

     C. By Purchaser upon written notice to Seller if Seller is in material breach (excluding for purposes of such determination any disclosures contained in the Supplement) of any representation, warranty or covenant herein (and Purchaser is not then in material breach of any representation, warranty or covenant and such breach: (i) is not cured within thirty (30) days after written notice thereof; or (ii) is incapable of being cured);
     D. By either Party if a federal, state or foreign court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.1.D shall have complied with Section 9.2, and with respect to other matters not covered by Section 9.2, shall have used commercially reasonable efforts to remove such injunction order or decree;
     E. Provided that the terminating Party is not in material breach of any representation, warranty or covenant, by either Party if the Closing shall not have occurred by August 15, 2010; and
     F. By either Party if the Closing shall not have occurred by September 15, 2010.
     11.2 In the event of termination of this Agreement as provided in this Article 11, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties, except: (i) as set forth in Article 12 to the extent applicable to such surviving sections each of which, to the extent applicable, shall survive termination of this Agreement; and (ii) that nothing herein shall relieve any Party from liability for any willful or intentional breach of any provision hereof prior to termination. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement or this Article 11, all of which obligations shall survive termination of this Agreement in accordance with their terms.
12. MISCELLANEOUS:
     12.1 Notices. All notices, requests, consents or other communications permitted or required under this Agreement will be in writing and will be deemed to have been given when personally delivered, or when sent if sent via facsimile (with receipt confirmed), or on the first (1st) Business Day after sent by reputable overnight carrier, or on the third (3rd) Business Day after sent by registered or certified first class mail (with receipt confirmed), to the following:

If to Seller:	DELPHI MEDICAL SYSTEMS, LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Executive Director of Mergers & Acquisitions
Fax No.: 248-813-2648

With a copy to:	DELPHI AUTOMOTIVE SYSTEMS, LLC
5725 Delphi Drive
Troy, Michigan 48098
Attn: Deputy General Counsel
Fax No.: 248-813-3445

If to Purchaser:	SPARTON MEDICAL SYSTEMS COLORADO, LLC
425 N. Martingale Road, Suite 2050
Schaumburg, Illinois 60173
Attn: Cary B. Wood and Michael Osborne
Fax No.: (847) 762-5820

With a copy to:	BODMAN LLP
6TH Floor at Ford Field
1901 St. Antoine Street
Detroit, MI 48226
Attn: Joseph J. Shannon
Fax No.: 313-393-7579
provided, however, if a Party will have designated a different addressee by notice, then to the last addressee so designated.
     12.2 Bulk Sales Laws. Seller and Purchaser hereby waive compliance by Seller with the provisions of the bulk sales law of any state or foreign jurisdiction.
     12.3 Assignment. This Agreement will be binding and inure to the benefit of the successors and assigns of each of the Parties, but no rights, obligations, duties or liabilities of any Party may be assigned without the prior written consent of the other, which will not be unreasonably withheld; provided, however, that Purchaser may assign its rights, obligations, duties or liabilities to any Affiliate without the prior consent of Seller, but such assignment will not relieve Purchaser of its duties, obligations or liabilities hereunder should such assignee fail to perform.
     12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, represents the entire agreement and understanding between the Parties with respect to the transactions contemplated herein. This Agreement supersedes all prior agreements, understandings, arrangements, covenants, representations or warranties, written or oral, by any officer, employee or representative of either Party dealing with the subject matter hereof.
     12.5 Waiver. Any waiver by Seller or Purchaser of any breach or of a failure to comply with any provision of this Agreement: (i) will be valid only if set forth in a written instrument signed by the Party to be bound; and (ii) will not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any provision of this Agreement. At any time prior to the Closing Date, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Except as otherwise expressly provided herein, any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.
     12.6 Severability. Should any provision, or any portion thereof, of this Agreement for any reason be held invalid or unenforceable, such decision will not affect the validity or enforceability of any of the other provisions, or portions thereof, of this Agreement, which other provisions, and portions, will remain in full force and effect, and the application of such invalid or unenforceable provision, or portion thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable will be valid and be enforced to the fullest extent permitted by Law.
     12.7 Amendment. This Agreement may be amended, modified or supplemented only upon the execution and delivery of a written agreement by duly authorized representatives or officers of the Parties
     12.8 Expenses. Each Party will be responsible for its own expenses incurred in connection with the preparation and negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.
     12.9 Third Parties. Nothing contained in this Agreement, express or implied, is intended to or will be construed to confer upon or give to any person, firm, corporation, association, labor union or trust (other than the Parties and their respective permitted successors and assigns), any claims, rights or remedies under or by reason of this Agreement.
     12.10 Headings. The headings contained in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement.
     12.11 Counterparts. More than one counterpart of this Agreement may be executed by the Parties, and each fully executed counterpart will be deemed an original.
     12.12 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, without giving effect to rules governing the conflict of laws.
     12.13 Public Announcements. Seller may inform its parent company’s employees of the existence of this Agreement and the transactions contemplated hereby. Seller and Purchaser will coordinate and consult with each other on communications with Seller’s employees, customers and suppliers regarding the existence of this Agreement and the transactions contemplated hereby. Seller and Purchaser will consult with each other before issuing any press releases with respect to this Agreement or the transactions contemplated hereby, and will not issue any press release without mutual consent (not to be unreasonably withheld), except as may be required by Law and then only with such prior consultation. Notwithstanding the foregoing, Seller or Purchaser may make any public filing contemplated in this Agreement without the need for prior consultation; provided, however, to the extent practicable, Seller or Purchaser will provide a copy of such public filing to the other Party prior to its filing.
     12.14 Venue and Retention of Jurisdiction. The Purchaser and Seller irrevocably and unconditionally consent to submit to the jurisdiction of the appropriate federal or state courts in the State of Michigan for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, including the Ancillary Agreements and agree not to commence any litigation relating thereto except in the appropriate federal or state courts in the State of Michigan.
     12.15 Risk of Loss. Prior to Closing, all risk of loss, damage or destruction to all or any part of the Acquired Assets will be borne exclusively by the Seller.
     12.16 No Right of Setoff. Unless specifically set forth herein, neither Party nor any of its Affiliates may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed by it under this Agreement or any Ancillary Agreement against any amounts owed to it under this Agreement or any Ancillary Agreement or any other agreement between the Parties or any of their Affiliates.
     12.17 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.
     12.18 Dispute Resolution. Seller and Purchaser will, in the first instance, attempt to settle any and all claims or disputes arising in connection with this Agreement or any Ancillary Agreement by good faith negotiations by senior management of each party. If the dispute is not resolved by senior management within thirty (30) days after delivery of a written request for such negotiation by either party to the other, either party may make a written demand (the “Demanding Party”) for formal dispute resolution (the “Notice”) and specify therein in reasonable detail the nature of the dispute. Within fifteen (15) Business Days after receipt of the Notice, the receiving party (the “Defending Party”) will submit to the other a written response. The Notice and the response will include: (i) a statement of the respective party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive to meetings of the parties. Within fifteen (15) Business Days after such written notification, the executives (and others named in the Notice or response) will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored promptly. All negotiations pursuant to this Section 12.18 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In any case, the Parties agree not to commence any litigation actions until the expiration of ninety (90) days after the date of the Notice, and all such actions are subject to Section 12.14 above.
     12.19 Dollar Amounts. All amounts referenced in this Agreement are in US dollars.
     12.20 Jury Trial Waiver. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

     IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized officers.

SPARTON MEDICAL SYSTEMS COLORADO, LLC

By:	Sparton Corporation, Its Sole Member

By:	/s/ Michael Osborne
Michael Osborne
Its: Senior Vice President

DELPHI MEDICAL SYSTEMS, LLC

By:	/s/ Fred J. Bellar
Fred J. Bellar
Its: Attorney-in-Fact

SCHEDULES

Schedule A	Machinery and Equipment
Schedule A-1	Information Technology Assets
Schedule B	List of Customer Contracts
Schedule C	List of Supplier Contracts
Schedule 1.2.A	Third Party Assets
Schedule 1.2.L	Certain Licenses
Schedule 3.1.C	Inventory Valuation Principals and Practices
Schedule 3.1.D	Final Excess Inventory Value
Schedule 4.1.A	Transferred Salaried Employees
Schedule 4.1.C	Additional Salaried Employees
Schedule 4.2.A	Transferred Hourly Employees
Schedule 4.3.B	Employee Benefit Plans
Schedule 6.1	Seller’s Knowledge
Schedule 6.1.C	No Conflict
Schedule 6.1.E	Permitted Lien
Schedule 6.1.F	Litigation
Schedule 6.1.G	Compliance with Laws
Schedule 6.1.I	Financial Statements
Schedule 6.1.K	Absence of Certain Changes
Schedule 6.1.L	Leased Real Property
Schedule 6.1.M	Inventory
Schedule 6.1.N	Intellectual Property
Schedule 6.1.O	Employment and Labor Matters
Schedule 6.1.Q(i)	Material Contracts
Schedule 6.1.Q(ii)	Exceptions to Material Contracts
Schedule 6.1.S	Licenses, Approvals & Other Authorizations
Schedule 6.1.T	Environmental Matters
Schedule 6.1.V	Insurance
Schedule 6.1.W	Product Warranty
Schedule 6.1.X	Customers & Suppliers
Schedule 6.1.AA	Certain Transactions
Schedule 6.1.BB	Regulatory Compliance
Schedule 6.2	Purchaser’s Knowledge
Schedule 6.2.D	Consents & Approvals
Schedule 7.2.C	Required Third Party Consents
Schedule 9.1	Continued Operations
Schedule 9.7	Sunrise Agreement
Schedule 9.8	Storage
EXHIBITS

Exhibit 3.2	Escrow Agreement
Exhibit 8.4.A	Assignment and Assumption Agreement
Exhibit 8.4.B	Bill of Sale
Exhibit 8.4.C	Transition Services Agreement
Exhibit 8.4.D	Non-Competition Agreement